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                                                                       EXHIBIT 1



                         MANAGEMENT SERVICES AGREEMENT


                                     among

                         INTEGRATED ORTHOPAEDICS, INC.
                              A TEXAS CORPORATION,

                  IOI MANAGEMENT SERVICES OF CONNECTICUT, INC.
                            A DELAWARE CORPORATION,

                      MERRITT ORTHOPAEDIC ASSOCIATES, P.C.
                    A CONNECTICUT PROFESSIONAL CORPORATION,

                         PATRICK J. CAROLAN, M.D., AND
                            MARK E. WILCHINSKY, M.D.



                          Effective September 22, 1997
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                               TABLE OF CONTENTS

                                                                        Page No.

RECITALS...................................................................  1

I.       DEFINITIONS.......................................................  2
         1.1  Adjusted Gross Profit........................................  2
         1.2  Agreement....................................................  2
         1.3  Ancillary Services Income....................................  2
         1.4  Budget.......................................................  2
         1.5  Confidential Information.....................................  2
         1.6  Existing Practice............................................  3
         1.7  Existing Practice Account....................................  3
         1.8  Existing Practice Area.......................................  3
         1.9  Existing Practice Expense....................................  3
        1.10  Joint Policy Board...........................................  4
        1.11  Management Fee...............................................  4
        1.12  Manager Expense..............................................  4
        1.13  Medical Services.............................................  4
        1.14  Office.......................................................  4
        1.15  Physician....................................................  4
        1.16  Physician Compensation.......................................  5
        1.17  Professional Income..........................................  5
        1.18  State........................................................  5
        1.19  Term.........................................................  5

II.     TRANSACTION CONSIDERATION..........................................  5

III.    APPOINTMENT AND AUTHORITY OF MANAGER...............................  5
        3.1  Management Services Agreement.................................  5
        3.2  Assets........................................................  5
        3.3  Liabilities...................................................  6
        3.4  Appointment...................................................  6
        3.5  Authority.....................................................  6
        3.6  Limits on Manager Authority...................................  6
        3.7  Patient Referrals.............................................  6

IV.     REPRESENTATIONS AND WARRANTIES OF IOI..............................  7
        4.1  Corporate Capacity............................................  7
        4.2  Corporate Powers; Consents; Absence of Conflicts With Other
              Agreements, Etc..............................................  7
        4.3  Current Public Information....................................  7
        4.4  Rule 144 Covenant.............................................  8
        4.5  Capital Stock.................................................  8
        4.6  IOI Guaranty..................................................  8

V.      ACTION OF IOI ON EFFECTIVE DATE....................................  8

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VI.     COVENANTS AND RESPONSIBILITIES OF MANAGER..........................  8
        6.1  Office........................................................  9
        6.2  Supplies......................................................  9
        6.3  Licenses and Permits..........................................  9
        6.4  Support Services..............................................  9
        6.5  Utilization Review, Quality Assurance, and Risk Management....  9
        6.6  Marketing and Public Relations................................  9
        6.7  Personnel..................................................... 10
        6.8  Contract Negotiations......................................... 10
        6.9  Billing and Collection........................................ 10
        6.10 Existing Practice Account..................................... 12
        6.11 Fiscal Matters................................................ 12
             6.11-1  Annual Budget......................................... 12
             6.11-2  Budget Deadlock....................................... 13
             6.11-3 Accounting and Financial Records....................... 13
             6.11-4  Priority of Payments.................................. 13
             6.11-5  Review of Financial Statements........................ 13
             6.11-6  Tax Returns and Taxation Issues....................... 13
        6.12 Reports and Records........................................... 14
             6.12-1  Medical Records....................................... 14
             6.12-2  Other Reports and Records............................. 14
        6.13 Recruitment of Physicians..................................... 14
        6.14 Confidentiality............................................... 14
        6.15 Manager's Insurance........................................... 15
        6.16 No Warranty................................................... 15
        6.17 Sales Tax..................................................... 15

VII.    CONDITIONS PRECEDENT TO OBLIGATIONS OF EXISTING PRACTICE &
        PHYSICIANS......................................................... 15
        7.1  Representations/Warranties.................................... 15
        7.2  Action/Proceeding............................................. 16
        7.3  Execution and Delivery of Additional Agreements............... 16

VIII.   REPRESENTATIONS AND WARRANTIES OF EXISTING PRACTICE................ 16
        8.1  Capacity...................................................... 16
        8.2  Consents; Absence of Conflicts With Other Agreements, Etc..... 16
        8.3  Financial Statements.......................................... 17
        8.4  No Undisclosed Liabilities.................................... 17
        8.5  Regulatory Compliance......................................... 17
        8.6  Contracts..................................................... 17
             8.6-1  General................................................ 17
        8.7  Equipment..................................................... 18
        8.8  Inventory and Supplies........................................ 18
        8.9  Insurance..................................................... 18
        8.10 Employee Relations............................................ 18
        8.11 Tax Liabilities............................................... 19
        8.12 Employee Benefit Plans........................................ 19

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        8.13 Litigation or Proceedings..................................... 20
        8.14 Accrued Leave................................................. 20
        8.15 Hazardous Materials........................................... 20
        8.16 Investment Representations.................................... 20
        8.17 Full Disclosure............................................... 22

IX.     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS..................... 22
        9.1  Capacity...................................................... 22
        9.2  Consents; Absence of Conflicts With Other Agreements, Etc..... 22
        9.3  Regulatory Compliance......................................... 23
        9.4  Litigation or Proceedings..................................... 23
        9.5  Permits....................................................... 23
        9.6  Staff Privileges.............................................. 23
        9.7  Intentions.................................................... 23
        9.8  Investment Representations.................................... 23
        9.9  Full Disclosure............................................... 24

X.      ACTION OF EXISTING PRACTICE ON EFFECTIVE DATE...................... 25

XI.     COVENANTS AND RESPONSIBILITIES OF EXISTING PRACTICE................ 25
        11.1  Organization and Operation................................... 25
        11.2  Existing Practice Personnel.................................. 25
              11.2-1  Physician Personnel.................................. 25
              11.2-2  Physician Extender Health-Care Personnel............. 26
              11.2-3  Nonphysician Health-Care Personnel................... 26
              11.2-4  Nonphysician Administrative Personnel................ 27
        11.3  Professional Standards....................................... 27
        11.4  Medical Services............................................. 27
        11.5  Peer Review/Quality Assurance................................ 27
        11.6  Existing Practice's Insurance................................ 27
        11.7  Indemnification by Existing Practice......................... 28
        11.8  Confidential and Proprietary Information..................... 28
        11.9  Noncompetition............................................... 28

XII.    RESPONSIBILITIES OF THE JOINT POLICY BOARD......................... 30
        12.1  Formation and Operation of the Joint Policy Board............ 30
        12.2  Duties and Responsibilities of the Joint Policy Board........ 30
        12.3  Medical Decisions............................................ 30

XIII.   FINANCIAL ARRANGEMENT.............................................. 30
        13.1  Management Fee............................................... 30
        13.2  Evaluation of Reasonableness................................. 31
        13.3  Payment of Management Fee.................................... 31
        13.4  Performance Enhancement Benefit.............................. 31
        13.5  Accounts Receivable.......................................... 32

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XIV.    TERM AND TERMINATION............................................... 32
        14.1  Initial and Renewal Term..................................... 32
        14.2  Termination.................................................. 32
              14.2-1  Termination By Manager............................... 32
              14.2-2  Termination By Existing Practice..................... 33
              14.2-3  Termination by Agreement............................. 33
              14.2-4  Legislative, Regulatory or Administrative Change..... 34
        14.3  Effects of Termination....................................... 34
        14.4  Repurchase Obligation........................................ 34

XV.     MISCELLANEOUS...................................................... 36
        15.1  Administrative Services Only................................. 36
        15.2  Status of Contractor......................................... 36
        15.3  Notices...................................................... 36
        15.4  Governing Law................................................ 37
        15.5  Assignment................................................... 37
        15.6  Schedules and Exhibits....................................... 38
        15.7  No Brokerage................................................. 38
        15.8  Cost of Transaction and Taxes................................ 38
        15.9  Waiver of Breach............................................. 38
       15.10  Enforcement.................................................. 38
       15.11  Gender and Number............................................ 38
       15.12  Additional Assurances........................................ 38
       15.13  Consents, Approvals, and Exercise of Discretion.............. 38
       15.14  Dispute Resolution/Arbitration............................... 39
       15.15  Force Majeure................................................ 39
       15.16  Severability................................................. 39
       15.17  Divisions and Headings....................................... 39
       15.18  Entire Agreement/Amendment................................... 39
       15.19  Counterparts................................................. 40

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XVI. EXHIBITS AND SCHEDULES

6.9       Power of Attorney
8.3       Financial Statements
8.4       Disclosed Liabilities
8.6       Contracts
8.7       Equipment
8.8       Inventory and Supplies
8.9       Insurance
8.10      Employee Relations
8.12      Employee Benefit Plans
8.13      Existing Practice Litigation or Proceedings
8.14      Accrued Leave
9.4       Physician Litigation or Proceedings
9.6       Staff Privileges
9.7       Physician Intention to Practice Medicine
11.2-1(A) Physician Employment Agreement (Shareholder)
11.2-1(B) Physician Employment Agreement (Non-Shareholder)
11.2-1(C) Buy-Sell Agreement
13.1      Management Fee


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                         MANAGEMENT SERVICES AGREEMENT


     THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made and entered into effective as of the 22nd day of September, 1997 ("Effective Date"), by and among Integrated Orthopaedic, Inc. ("IOI"), IOI Management Services of Connecticut, Inc. ("IOI Regional"), Merritt Orthopaedic Associates, P.C. ("Existing Practice") and Patrick J. Carolan, M.D. and Mark E. Wilchinsky, M.D. (individually "Shareholder" or collectively "Shareholders"). Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to the Effective Date specified in Article VII and in Section 11.7 hereof, the transactions contemplated by and described in this Agreement shall take place and shall be effective as of the Effective Date.

                                   RECITALS:

     This Agreement is made with reference to the following facts:

     A. Existing Practice is a duly formed and validly existing Connecticut professional corporation.

     B. Existing Practice is formed for and engaged in the conduct of an existing practice and the provision of orthopedic medical services to the general public in the State of Connecticut through individual physicians who are licensed to practice medicine in the State of Connecticut and who are employed or otherwise retained by Existing Practice.

     C.   IOI is a publicly traded corporation that is the parent of IOI
Regional.

     D. IOI Regional ("Manager") is a duly formed and validly existing Delaware business corporation which is in the business of providing management and consulting services to medical practices, physicians, and other professional health-care entities and individuals.

     E. Existing Practice desires to focus its energies, expertise, and time on the actual practice of medicine and on the delivery of medical services to patients, and to accomplish that goal it desires to delegate the increasingly more complex business aspects of its practice to business persons;

     F. Shareholders desire Existing Practice to sign a long term management agreement to allow Manager to manage Existing Practice.

     G. Existing Practice wishes to engage Manager to provide the management, marketing, and administrative oversight services that are necessary and appropriate for the day-to-day administration of the nonmedical aspects of Existing Practice's Existing Practice and Manager desires to provide such services, all upon the terms and conditions hereinafter set forth.

     H. Manager is willing to commit significant resources to Existing Practice based upon the representations and warranties of Existing Practice that the Shareholders of Existing Practice will

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continue to practice medicine for Existing Practice in the Existing Practice
Area for five (5) years from the effective date of this Agreement.

     I. Existing Practice and Manager have determined a fair market value for the services to be rendered by Manager. Based on this fair market value, Existing Practice and Manager have developed a formula to compensate Manager that will allow the parties to establish and maintain a relationship permitting each party to devote its skills and expertise to the appropriate responsibilities and functions.

     NOW, THEREFORE, for and in consideration of the promises, agreements, mutual covenants, representations, and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto covenant and agree as follows:

 I.  DEFINITIONS.

     For the purposes of this Agreement, the following terms have the following meanings, unless otherwise clearly required by the context in which the term is used.

      1.1 ADJUSTED GROSS PROFIT. The term "Adjusted Gross Profit" shall mean the sum of Professional Income and Ancillary Services Income (exclusive of any amounts received as liquidated damages) less Existing Practice Expense.

      1.2 AGREEMENT. The term "Agreement" means this Management Services Agreement between Existing Practice and Manager and any amendments that may be adopted from time to time as hereinafter provided.

      1.3 ANCILLARY SERVICES INCOME. The term "Ancillary Services Income" shall mean all other revenue actually recorded each month (net of adjustments) pursuant to generally accepted accounting principles on an accrual basis that is not Professional Income (which shall not include any amounts specifically excluded therefrom under Section 5 of any Physician's Employment Agreement), and shall include (a) any amounts attributable to and from ancillary services provided by and billed through the Existing Practice and (b) any amounts received by Existing Practice as liquidated damages under any Physician's Employment Agreement (which shall not be included in Adjusted Gross Profit for purposes of calculating the Management Fee, and which may instead be set aside by Existing Practice for use in recruitment and retention efforts as determined by the Joint Policy Board). Ancillary Services Income shall not include any amounts paid by Manager to Existing Practice under Article II and Section 13.4 of this Agreement.

      1.4 BUDGET. The term "Budget" means the initial operating and capital expenditure budget that is prepared and approved in accordance with Section 6.11-1 prior to the execution of this Agreement and the operating and capital expenditure budget for each subsequent fiscal year as prepared by Manager and approved by the Joint Policy Board.

      1.5 CONFIDENTIAL INFORMATION. The term "Confidential Information" means all of the materials, information and ideas of Manager, including, without limitation: operation methods and

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information, accounting and financial information, marketing and pricing information and materials, internal publications and memoranda, and other matters considered confidential by Manager.

      1.6 EXISTING PRACTICE. The term "Existing Practice" means Merritt Orthopaedic Associates, P.C., a Connecticut professional corporation.

      1.7 EXISTING PRACTICE ACCOUNT. The term "Existing Practice Account" means the bank account of Existing Practice established pursuant to this Agreement.

      1.8 EXISTING PRACTICE AREA.   The term "Existing Practice Area" means
legal boundaries of the following towns: Bridgeport, Fairfield, Trumbull, Stratford, Westport, Easton, Shelton and Monroe, Connecticut, and a thirty (30) mile radius of any future facility from which Existing Practice provides Medical Services.

      1.9 EXISTING PRACTICE EXPENSE. The term "Existing Practice Expense" means an expense or cost that is incurred by Manager or Existing Practice and for which Existing Practice is financially liable, as set forth in the Budget or otherwise approved by the Joint Policy Board. Specifically included in Existing Practice Expense, without limitation, are the following:

          1.9-1 the salaries, benefits and other direct costs of all employees of Manager, if any, and Existing Practice at the Office and the salaries, benefits and other direct costs of the nonphysician employees of Existing Practice, but not the salaries, benefits or other direct costs of the Physicians;

          1.9-2 the direct cost of any contractor or consultant that provides services at or in connection with the Office for improved clinic performance, such as management, billing and collections, business office consultation, accounting and legal services, but only when such services are consistent with the Budget or otherwise approved by the Joint Policy Board;

          1.9-3 payments pursuant to any negotiated contracts with third parties (including, but not limited to, third party payers and subcontracted providers) for providing medical and ancillary services pursuant to capitated or other managed care arrangements and allocated pro-rata as appropriate among all affected Existing Practices managed by Manager.

          1.9-4 reasonable recruitment costs and out-of-pocket expenses of Manager or Existing Practice associated with the recruitment of additional physician and non-physician employees of Existing Practice;

          1.9-5 malpractice insurance expenses for Manager employees, Physicians, and nonphysician employees of Existing Practice, and worker's compensation, comprehensive and general liability insurance covering the Office and employees of Existing Practice and Manager at the Office;

          1.9-6 the expense of using, leasing, purchasing or otherwise procuring the Office and related equipment, and any applicable depreciation thereof from the Effective Date of this

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     Agreement forward, all as set forth in the Budget or otherwise approved by the Joint Policy Board.

          1.9-7 the cost of capital (whether as actual interest on indebtedness incurred on behalf of Existing Practice or as reasonable imputed interest on capital advanced by Manager), to finance or refinance short or long-term obligations of Existing Practice, purchase medical or nonmedical equipment, or finance new ventures of Existing Practice;

          1.9-8 the reasonable travel expenses associated with non-Physician employees attending meetings, conferences or seminars to benefit Existing Practice (and shall include up to Four Thousand Dollars ($4000) per Physician for practice development costs, including but not limited to continuing medical education costs) with particular exceptions approved by the Joint Policy Board; and

          1.9-9 the cost of medical supplies (including but not limited to drugs, pharmaceuticals, products, substances, items or medical devices), office supplies, inventory and utilities other than those medical supplies or medical inventory owned by Existing Practice on the date of this Agreement.

      1.10 JOINT POLICY BOARD. The term "Joint Policy Board" means the body responsible for developing and implementing certain management, administrative and operational policies for Existing Practice, as described in Article V.

      1.11 MANAGEMENT FEE. The term "Management Fee" means the Manager's monthly compensation for the services it provides hereunder as established pursuant to this Agreement.

      1.12 MANAGER EXPENSE. The term "Manager Expense" means an expense or cost incurred by Manager and for which Manager is financially liable. Manager Expense shall include the costs of IOI corporate personnel and the travel costs of such personnel as well as certain costs of IOI Regional personnel as set forth in the Budget or otherwise agreed upon by the Joint Policy Board. (All other IOI Regional personnel costs shall be treated as Existing Practice Expense as set forth in the Budget or otherwise approved by the Joint Policy Board and pro-rated equitably to all other physician practices managed by Manager which receive the personnel services.)

      1.13 MEDICAL SERVICES. The term "Medical Services" means the medical care and services, including but not limited to the practice of orthopedic medicine, and all related health care services provided by Existing Practice through Physicians or other health-care providers who are retained by or professionally affiliated with Existing Practice and for which Existing Practice can bill.

      1.14 OFFICE. The term "Office" means any office space used by Existing Practice to provide Medical Services and otherwise fulfill its responsibilities hereunder.

      1.15 PHYSICIAN. The term "Physician" means each individually licensed professional who is employed or otherwise retained by or associated with Existing Practice, including each Shareholder.

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      1.16 PHYSICIAN COMPENSATION.  The term "Physician Compensation" shall mean that portion of Adjusted Gross Profit (exclusive of the Management Fee) specifically allocated in the Budget to assure that Physicians and all physician extender health care personnel receive their agreed upon compensation.

      1.17 PROFESSIONAL INCOME. The term "Professional Income" shall mean all professional and other fees actually recorded each month (net of adjustments) on an accrual basis under generally accepted accounting principles as a result of professional medical services, related health care services, and related medical director, expert witness, teaching, research and other like services rendered by the Existing Practice (including Physicians, physician assistants and those services provided incident to a Physician's service), whether rendered in an outpatient or inpatient setting. Professional Income shall not include those monies specifically excluded from Professional Fees pursuant to Section 5 of the separate employment agreement executed by each Physician.

      1.18 STATE.  The term "State" means the State of Connecticut.

      1.19 TERM. The term "Term" means the initial and any renewal periods of duration of this Agreement.

 II. TRANSACTION CONSIDERATION.

     The following items considered together shall constitute the Transaction
Consideration:

     2.1 On the Effective Date, IOI shall deliver to Existing Practice cash in the following amount: Two Hundred Thirty Thousand Dollars ($230,000.00).

     2.2 On January 5, 1998, IOI shall deliver to Existing Practice cash in the following amount: One Million Five Hundred Five Thousand Dollars ($1,505,000).

     2.3 On January 5, 1998, IOI shall deliver to Existing Practice the number of shares of IOI Common Stock set forth below. IOI Common Stock shall mean equity securities of Integrated Orthopaedics, Inc., a Texas business corporation, with the rights and preferences of Common Stock set forth in its Articles of Incorporation and issued to Existing Practice without registration under the Securities Act of 1933:

          423,917 shares of IOI Common Stock valued at Five Dollars and Thirty-One Cents ($5.31) per share.

 III. APPOINTMENT AND AUTHORITY OF MANAGER.

      3.1 MANAGEMENT SERVICES AGREEMENT. In exchange for the consideration paid to Existing Practice pursuant to Section II above, Existing Practice is executing this Agreement with IOI Regional.

      3.2 ASSETS. This transaction is not intended to be a purchase and sale of assets and no assets are being sold or purchased hereunder.

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      3.3 LIABILITIES.  Neither IOI nor Manager is assuming and under no circumstance shall either IOI or Manager be obligated to pay or assume, any liability of Existing Practice, arising before, during, or after the Effective Date, whether known or unknown, fixed or contingent, recorded or unrecorded ("Excluded Liabilities").

      3.4 APPOINTMENT. Existing Practice appoints Manager as its sole and exclusive agent for the management, marketing, and administration of the business functions and business affairs of Existing Practice, except as otherwise specifically agreed in writing by Existing Practice and Manager, and Manager accepts the appointment, subject at all times to the provisions of this Agreement.

      3.5 AUTHORITY. Consistent with the provisions of this Agreement, the Manager shall have the responsibility and commensurate authority to provide business, marketing, administrative, and full management services for Existing Practice, including, without limitation, provision of equipment, supplies, support services, nonmedical personnel (if any), marketing, office space, management, administration, financial record keeping and reporting, and other business office services. The Manager is expressly authorized to provide such services in any reasonable manner the Manager deems appropriate to meet the day-to-day requirements of the business functions of Existing Practice. Expenses shall be as set forth in the Budget or otherwise approved by the Joint Policy Board and shall be either an Existing Practice Expense or a Manager Expense. Recognizing the significant financial commitment to be made by Manager hereunder, Existing Practice also specifically grants to Manager the authority and responsibility consistent with this Agreement, the Budget, or otherwise as directed by the Joint Policy Board to make certain financial decisions for Existing Practice, including the right to approve any obligation involving the financial resources of Existing Practice; and the right to designate authorized signatories on the Existing Practice Account.

      3.6 LIMITS ON MANAGER AUTHORITY. The parties acknowledge and agree that Existing Practice, through its Physicians, shall be responsible for and shall have complete authority, responsibility, supervision, and control over the provision of all Medical Services and other professional health care services performed for or provided to patients, and that all diagnoses, treatments, procedures, and other professional health care services shall be provided and performed exclusively by or under the supervision of the Physicians as the Physicians, in their sole discretion, deem appropriate. Manager shall not be or be deemed to be a partner of Existing Practice or be deemed to be engaged in the practice of medicine. Manager shall have and exercise absolutely no control or supervision over the provision of Medical Services.

      3.7 PATIENT REFERRALS. Manager and Existing Practice agree that the benefits to Existing Practice hereunder do not require, are not payment for, and are not in any way contingent upon the referral, admission, or any other arrangement for the provision of any item or service of any patient of Existing Practice to any health care facility, laboratory, or other health care operation controlled, managed, or operated by the Manager.

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 IV. REPRESENTATIONS AND WARRANTIES OF IOI.

     As of the Effective Date, IOI, represents and warrants to Existing Practice and each Shareholder the following. These representations and warranties are intended to induce Existing Practice and Shareholders to enter into and consummate this Agreement. They are deemed material and shall survive the Effective Date.

      4.1 CORPORATE CAPACITY. IOI and Manager are corporations validly existing in good standing under the laws of the States of Texas and Delaware, respectively. IOI and Manager have the requisite power and authority to enter into this Agreement, to perform their respective obligations hereunder, and to conduct its businesses as now being conducted. IOI and Manager are duly authorized, qualified, and licensed under all applicable laws, regulations, ordinances, and orders of governmental authorities having jurisdiction to own properties and conduct business in the place and in the manner now conducted.

      4.2 CORPORATE POWERS; CONSENTS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS, ETC. The execution, delivery, and performance of this Agreement by IOI and Manager and the consummation of the transactions contemplated herein by IOI and Manager:

          A. are within their respective corporate powers and the terms of their respective Articles of Incorporation, Bylaws or any amendments thereto, and have been duly and properly authorized by all appropriate corporate action;

          B. to the best of their knowledge, will neither conflict with nor result in any breach or contravention of, nor permit the acceleration of the maturity of, or the creation of any lien under, any indenture, mortgage, agreement, lease, contract, instrument, or understanding to which IOI or Manager is a party or by which either is bound, except as expressly provided herein to the contrary;

          C. will not violate any judgment, or decree, order, writ, or injunction of any court or governmental authority to which IOI or Manager may be subject; and

          D. are and will constitute the valid and legally binding obligation of IOI or Manager enforceable in accordance with the terms of this Agreement, except as enforceability may be restricted, limited, or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

     4.3  CURRENT PUBLIC INFORMATION.   IOI shall use commercially reasonable
efforts to comply with the requirements of Rule 144 under the Securities Act, as such Rule may be amended from time to time (or any similar rule or regulation hereafter adopted by the SEC) regarding the availability of current public information to the extent required to enable any holder of shares of IOI Common Stock to sell such shares without registration under the Securities Act pursuant to Rule 144 (or any similar rule or regulation). Upon the request of any holder of the shares of IOI Common Stock issued pursuant to this Agreement, IOI shall cause Integrated Orthopaedics, Inc.

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to deliver to such holder a written statement as to whether Integrated
Orthopaedics, Inc. has complied with such requirements.

     4.4 RULE 144 COVENANT. IOI believes that the holding period, as determined by Rule 144(d)(3)(iii) enacted under the Securities Act of 1933, as in effect on the Effective Date (the "Holding Period"), for any shares of IOI Common Stock acquired by Existing Practice pursuant to Section 2.3 of this Agreement should commence on January 5, 1998.

     4.5 CAPITAL STOCK. The capital stock of IOI ("Shares") upon issuance to Existing Practice, will be (i) validly issued and outstanding, (ii) issued in compliance with all applicable state and federal securities laws, (iii) except for restrictions on transfer pursuant to applicable state and federal securities laws, owned by Existing Practice free and clear of all liens, encumbrances or adverse claims of any nature whatsoever, (iv) fully-paid and non-assessable, and
(v) free of any preemptive right, right of first refusal or similar right to purchase or subscribe for such Shares. There will be no existing contracts, options, warrants, calls or similar commitments of any kind granted or issued by IOI relating to the issuance of such Shares, and there will be no agreements restricting or otherwise affecting voting, transfer or other rights of such Shares.

     4.6 IOI GUARANTY. In consideration of Existing Practice and the Shareholders entering into this Agreement and for so long as Existing Practice and the Shareholders continue to fulfill all of their covenants, representations and warranties hereunder, IOI as parent of Manager, hereby guarantees the full and faithful performance by Manager of its obligations pursuant to this Agreement.

 V.  ACTION OF IOI ON EFFECTIVE DATE.

     On the Effective Date, IOI shall deliver to Existing Practice the following:

     5.1 That portion of the transaction consideration described in Article II to be paid on the Effective Date;

     5.2 Copies of resolutions duly adopted by IOI's and Manager's Boards of Directors, authorizing and approving IOI's and Manager's performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of Effective Date by an appropriate officer of IOI and Manager, respectively, having the full right, power, and authority to do so; and

     5.3 Such other instruments and documents as are reasonably necessary to effect the transactions contemplated hereby.

 VI. COVENANTS AND RESPONSIBILITIES OF MANAGER.

     During the Term of the Agreement, Manager shall provide all management services as are necessary and appropriate for the day-to-day administration of the non-medical aspects of Existing Practice's operations, including without limitation those set forth in this Article IV, in accordance with all applicable law, rules, regulations, and governmental agency guidelines. In satisfying its obligations hereunder, Manager may perform any service or provide any material directly or Manager may engage an affiliate or a third party to perform any service or provide any item, supply, or material.

      6.1 OFFICE. As necessary and appropriate, Manager shall lease or otherwise procure an Office, and permit Existing Practice's use of the Office. Manager shall be responsible for the repair and maintenance of the Office, consistent with Manager's responsibilities under the terms of any lease or other use arrangement. All such maintenance, repair or replacement shall be an Existing Practice Expense.

      6.2 SUPPLIES. Manager shall obtain and provide all reasonable medical, office, and other supplies, and shall ensure that the Office is at all times adequately stocked with the supplies that are reasonably necessary and appropriate for the operation of the Office and the provision of Medical Services therein; except, however, that Existing Practice shall order, purchase, stock, and monitor the inventory of pharmaceuticals and other medical supplies, substances, or items that require a permit, registration, certification, or identification number through or as a health care provider or that a health care provider must purchase, maintain, or secure. Manager may advise Existing Practice on the relationship between medical equipment decisions and the overall administrative and financial operations of Existing Practice.

      6.3 LICENSES AND PERMITS. Manager shall, on behalf of and in the name of Existing Practice, coordinate all development and planning processes, and apply for and use Manager's reasonable best efforts to obtain and maintain all federal, State, and local licenses and regulatory permits required for or in connection with the operation of Existing Practice and equipment (existing and future) located therein, other than those relating to the practice of medicine or the administration of drugs by Existing Practice or Physicians.

      6.4 SUPPORT SERVICES. Manager shall provide or arrange for all printing, stationery, forms, postage, duplication or photocopying services, and other support services that are reasonably necessary and appropriate for the operation of the Office and the provision of Medical Services.

      6.5 UTILIZATION REVIEW, QUALITY ASSURANCE, AND RISK MANAGEMENT. Manager shall assist Existing Practice in Existing Practice's establishment and implementation of procedures to ensure the consistency, quality, appropriateness, and medical necessity of Medical Services provided by Existing Practice, and shall provide administrative support for Existing Practice's overall quality-assurance, risk-management, and utilization-review programs. Manager shall have no authority to make utilization review or medical necessity decisions.

      6.6 MARKETING AND PUBLIC RELATIONS. Marketing and public relations services provided by Manager shall be provided in accordance with the standards of medical ethics of the American Medical Association and the Connecticut Medical Association and all applicable laws. Prior to publication or distribution of marketing or public relations material or information, Manager shall submit such material to Joint Policy Board for its review and approval and shall make the changes thereto as Existing Practice may direct. Manager shall be the sole owner and holder of all right, title, and interest in and to any materials or documents prepared, purchased, or furnished by Manager pursuant to this Agreement. All marketing and public relations services provided by Manager shall be an Existing Practice Expense.

      6.7 PERSONNEL.

          6.7-1    If requested by Existing Practice, Manager shall, as an
     Existing Practice Expense, employ or otherwise retain and shall be responsible for recruiting, selecting, training, supervising, and terminating all management, administrative, clerical, secretarial, bookkeeping, accounting, payroll, billing and collection, and other nonprofessional personnel as Manager deems reasonably necessary and appropriate for Manager's performance of its duties and obligations under this Agreement and for the operation of the Office. Manager shall have sole responsibility for determining the salaries and providing fringe benefits, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law or governmental requirement.

          6.7-2    Manager shall appropriately prepare, maintain, and file all related and requisite reports and statements regarding such income tax withholdings, unemployment insurance, social security, workers' compensation, equal employment opportunity, or other reports and statements required with respect to such personnel.

          6.7-3    Manager expressly agrees to abide by any and all applicable federal and/or State equal employment opportunity statutes, rules and regulations, all as may from time to time be modified or amended.

      6.8 CONTRACT NEGOTIATIONS. Upon Manager's recommendation to Existing Practice or the request of Existing Practice, Manager shall advise Existing Practice with respect to and shall negotiate, either directly or on Existing Practice's behalf, as appropriate, all contractual arrangements with third parties that are reasonably necessary and appropriate for Existing Practice's provision of Medical Services, including, without limitation, negotiated price agreements with third-party payers, alternative delivery systems, or other purchasers of group health-care services. Existing Practice shall not execute any agreement relating to the provision of Medical Services unless Manager has reviewed the agreement, advised Existing Practice on the financial implications of the agreement, and approved the nonmedical provisions of the agreement. No contract or arrangement regarding the provision of Medical Services shall be entered into without Existing Practice's consent or execution, as appropriate.

      6.9 BILLING AND COLLECTION. On behalf of and for the account of Existing Practice, the Manager shall establish and maintain credit and billing and collection policies and procedures, and shall timely bill and collect all billable Medical Services provided by Existing Practice or the Physicians. Manager shall advise and consult with Existing Practice regarding the fees for Medical Services provided by Existing Practice; it being understood, however, that Existing Practice shall establish the fees to be charged for Medical Services and that Manager shall have no authority whatsoever with respect to the establishment of such fees. In connection with the billing and collection services to be provided hereunder, and throughout the Term (and thereafter as provided in Section 14.3), Existing Practice grants Manager a special power of attorney and appoints Manager as Existing Practice's true and lawful agent and attorney-in-fact, and Manager accepts such special power of attorney and appointment, for the following purposes:

          6.9-1    To bill Existing Practice's patients, in Existing Practice's name and on Existing Practice's behalf, for all billable Medical Services provided by Existing Practice;

          6.9-2    To bill in Existing Practice's name and on Existing
     Practice's behalf, all claims for reimbursement or indemnification from Blue Cross/Blue Shield, insurance companies, Medicare, Medicaid, and all other third-party payers or fiscal intermediaries for all covered billable Medical Services provided by Existing Practice;

          6.9-3    To collect and receive in Existing Practice's name and on
     Existing Practice's behalf, all accounts receivable generated by such billings and claims for reimbursement, to administer such accounts including, but not limited to, extending the time of payment of any such accounts for cash, credit or otherwise; discharging or releasing the obligors of any such accounts; with the Joint Policy Board's approval suing, assigning or selling at a discount such accounts to collection agencies; or with the Joint Policy Board's approval taking other measures to require the payment of any such accounts;

          6.9-4    To deposit all amounts collected into the Existing Practice
     Account which shall be and at all times remain in Existing Practice's name. Existing Practice covenants to transfer and deliver to Manager for deposit into the Existing Practice's Account all funds received by Existing Practice from patients or third- party payers for Medical Services and from other sources as payment for medical director fees, honoraria, royalties, and other services other than Medical Services. Upon receipt by Manager of any such funds, Manager shall immediately deposit the funds into the Existing Practice Account. The Manager shall disburse the deposited funds to creditors and other persons on behalf of Existing Practice, maintaining records of the receipt and disbursement of funds;

          6.9-5    To take possession of, endorse in the name of Existing
     Practice, and deposit into the Existing Practice Account any notes, checks, money orders, insurance payments, and any other instruments received in payment of accounts receivable for Medical Services or any other obligations owed the Existing Practice; and

          6.9-6    To sign checks, drafts, bank notes or other instruments on behalf of Existing Practice and to make withdrawals from the Existing Practice Account for payments specified in this Management Services Agreement consistent with the Budget or otherwise as requested from time to time by Existing Practice and approved by the Joint Policy Board.

          6.9-7 To receive collections on accounts receivable purchased by Manager as agent for the Existing Practice, endorse those collections to Manager, and to deposit those collections in a bank account at a bank designated by Manager.

Upon request of Manager, Existing Practice shall execute and deliver to the financial institution wherein the Existing Practice Account is maintained any additional documents or instruments that may be necessary to evidence or effect the special power of attorney granted to the Manager by

Existing Practice pursuant to this Section or pursuant to Section 6.10 of this Agreement. The special power of attorney granted in this Agreement shall be coupled with an interest and shall be irrevocable except with the Manager's written consent. The power of attorney shall expire on the later of when this Agreement has been terminated; when all accounts receivable purchased by Manager have been collected and when Manager has made withdrawals from Existing Practice Account for payments for all dates of services prior to the date of termination of this Agreement; or when all Management Fees due to Manager have been paid. Existing Practice shall have the sole authority to draw checks on and make withdrawals from Existing Practice Account for all dates of service occurring subsequent to the termination date of this Agreement. If Manager assigns this Agreement in accordance with its terms, Existing Practice shall execute a power of attorney in favor of the assignee and in the form of Exhibit 6.9 attached hereto.

      6.10 EXISTING PRACTICE ACCOUNT. Manager shall have access to the Existing Practice Account solely for the purposes stated in this Agreement. In connection with this Agreement and throughout the Term, Existing Practice grants Manager a special power of attorney and appoints Manager as Existing Practice's true and lawful agent and attorney-in-fact, and Manager accepts such special power of attorney and appointment, to deposit into the Existing Practice Account all funds, fees, and revenues generated from Existing Practice's provision of Medical Services and collected by Manager, and to make withdrawals from the Existing Practice Account for payments specified in this Agreement and as requested from time to time by Existing Practice consistent with the Budget and approved by the Joint Policy Board. Notwithstanding the special power of attorney granted to Manager under this paragraph, Existing Practice may, upon notice to Manager, draw checks on the Existing Practice Account; provided, however, that Existing Practice shall neither draw checks on the Existing Practice Account nor request Manager to do so if the balance remaining in the Existing Practice Account after such withdrawal would be insufficient to enable Manager to pay on behalf of Existing Practice any Existing Practice Expense attributable to the operations of the Office or to the provision of Medical Services, and/or any other obligations of Existing Practice. Disbursements shall be related to, and in an amount to ensure that, disbursements are consistent with the expenditures authorized by the Budget. Limits on authority to sign checks and purchase orders shall be mutually agreed upon by Existing Practice and Manager.

      6.11 FISCAL MATTERS.

           6.11-1 ANNUAL BUDGET. The initial Budget shall be agreed upon by the parties before the execution of this Agreement. Thereafter, annually and at least thirty (30) days prior to the commencement of each fiscal year of Existing Practice, Manager, in consultation with Existing Practice's representatives to the Joint Policy Board, shall prepare and deliver to Existing Practice a Budget, setting forth an estimate of Existing Practice's revenues and expenses (including, without limitation, all costs and fees associated with the services provided by Manager under this Agreement) and capital budget. All subsequent modification and final approval of the Budget shall be the duty of the Joint Policy Board. Manager shall endeavor to manage and administer the operations of Existing Practice as herein provided so that the actual revenues, costs and expenses of the operation and maintenance of Existing Practice during any applicable period of the Existing Practice's fiscal year shall be consistent with the Budget.

           6.11-2 BUDGET DEADLOCK. In the event the parties are unable to agree on a Budget by the beginning of any fiscal year, until an agreement is reached, the Budget for the prior year shall be deemed to be adopted as the Budget for the current year.

           6.11-3 ACCOUNTING AND FINANCIAL RECORDS. Manager shall establish and administer accounting procedures, controls, and systems for the development, preparation, and safekeeping of administrative or financial records and books of account relating to the business and financial affairs of Existing Practice and the provision of Medical Services, all of which shall be prepared and maintained in accordance with generally accepted accounting principles consistently applied on an accrual basis. Manager shall prepare and deliver to Existing Practice monthly within sixty (60) days after the end of each month (and within ninety (90) days after the end of each calendar year) a balance sheet and a profit-and-loss statement reflecting the financial status of Existing Practice, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied. In addition, Manager shall prepare or assist in the preparation of any other financial statements or records as Existing Practice may request from time to time.

           6.11-4 PRIORITY OF PAYMENTS. Each month Manager shall apply the proceeds in the Existing Practice Account in the following order of priority:

               (a) Existing Practice Expenses; then

               (b) Physician Compensation and Management Fees shall be applied concurrently.

     Any remaining balance shall be applied as directed by Existing Practice.

           6.11-5 REVIEW OF FINANCIAL STATEMENTS. Any of Existing Practice's representatives to the Joint Policy Board, as well as any accountant selected by Existing Practice (the cost of which shall be as approved by the Joint Policy Board), may review the financial statements of the Existing Practice.

           6.11-6  TAX RETURNS AND TAXATION ISSUES.

                  A. IN GENERAL. Manager shall arrange for the preparation by an accountant approved in advance by Existing Practice (which approval shall not be unreasonably withheld) of all appropriate tax returns and reports required of Existing Practice. Existing Practice shall approve in advance (which approval shall not be unreasonably withheld) any accountant representation of Existing Practice for any IRS audit required of Existing Practice. As requested by Existing Practice, Manager shall, on behalf of Existing Practice and as an Existing Practice Expense, protest and/or file applications regarding regulations, orders, and determinations that are issued by any governmental taxing authority and that affect or are issued in connection with Existing Practice's provision of Medical Services.

                  B. SALES AND USE TAXES. Manager and Existing Practice acknowledge and agree that to the extent that any of the services to be provided by the Manager hereunder may be subject to any State sales, franchise, use or other taxes, Manager shall have a legal obligation to collect such taxes and to remit same to the appropriate tax collection authorities. Existing Practice agrees to pay, in addition to the payment of the Management Fee, the applicable State sales and use taxes in respect to the portion of the Management Fee attributable to such services.

      6.12 REPORTS AND RECORDS.

           6.12-1 MEDICAL RECORDS. Manager shall establish, monitor, and maintain procedures and policies for the timely creation, preparation, filing, and retrieval of all medical records generated by Existing Practice in connection with Existing Practice's provision of Medical Services; and, subject to applicable law, shall ensure that medical records are promptly available to the Physicians and any other appropriate persons. All medical records shall be retained and maintained in accordance with all applicable State and federal laws relating to the confidentiality and retention thereof. All medical records shall remain the property of Existing Practice or the Physician performing the Medical Services in accordance with all applicable State and federal laws.

           6.12-2 OTHER REPORTS AND RECORDS. Manager shall timely create, prepare, and file such additional reports and records as are reasonably necessary and appropriate for Existing Practice's provision of Medical Services, and shall be prepared to analyze such reports and records upon the request of Existing Practice.

      6.13 RECRUITMENT OF PHYSICIANS. Upon Existing Practice's request, and Joint Policy Board approval, Manager shall perform all administrative services reasonably necessary and appropriate to recruit potential physician personnel to become employees of Existing Practice. Manager shall provide Existing Practice with model agreements to document Existing Practice's employment, retention, or other service arrangements with such individuals. It shall be and shall remain the sole and complete responsibility of Existing Practice to interview, select, contract with, supervise, control, and terminate all Physicians performing Medical Services or other professional services, and the Manager shall have no authority or responsibility whatsoever with respect to such activities.

      6.14 CONFIDENTIALITY. Manager shall keep confidential any financial, statistical, personal, personnel, or patient information relating to Existing Practice or any patient of Existing Practice obtained or encountered by Manager pursuant to Manager carrying out its obligations under this Agreement. However, Manager shall not be required to keep any information confidential that is publicly available, that is obtained by Manager from third parties, that was available to Manager prior to commencement of this Agreement, or that is
required by law to be released.   Further, Manager may share utilization review
data, quality assurance data, cost data, outcomes data, or other practice data of Existing Practice with Existing Practice, other medical groups with whom Manager has a management relationship, managed care providers or other third party payors for the purpose of obtaining or maintaining third party payor contracts, or to financial analysts and underwriters or other unrelated parties; provided that any disclosure outside of Existing Practice or Manager for any purpose not related to managed care contracting shall not identify any patient or Physician by name without Existing Practice's consent. Manager may disclose all practice-related information necessary or desirable in connection with any public or private offering of any Manager security, or in accordance with its reporting requirements under the Securities Exchange Act of 1934, but no such data will disclose or divulge patient identifying information.

      6.15 MANAGER'S INSURANCE. Throughout the Term, Manager shall, as an Existing Practice Expense, obtain and maintain with commercial carriers, through self-insurance, or by some combination thereof, appropriate worker's compensation coverage for Manager's employed personnel provided at the Office pursuant to this Agreement, and professional, casualty, and comprehensive general liability insurance covering Manager, Manager's personnel at the Office, and all of Manager's equipment in such amounts, on such basis, and upon such terms and conditions as Manager deems appropriate. Manager shall provide Existing Practice with a certificate evidencing such insurance coverage.
Manager may also carry key person life and disability insurance on any shareholder or Physician employee of Existing Practice or business interruption insurance in amounts determined reasonable and sufficient by Manager, which expense shall be consistent with the Budget as an Existing Practice Expense or otherwise approved by the Joint Policy Board. Existing Practice shall be the owner and beneficiary of any such insurance.

      6.16 NO WARRANTY. Existing Practice acknowledges that Manager has not made and will not make any express or implied warranties or representations that the services provided by Manager will result in any particular amount or level of Existing Practice or income to Existing Practice.

      6.17 SALES TAX. Existing Practice acknowledges that the scope of Manager's responsibility pursuant to Section 6 hereof includes management of the Existing Practice's accounts receivable and claims processing functions, clerical and secretarial services; accounting, bookkeeping and legal services functions; payroll recordkeeping and processing services; and, if required by Existing Practice, recruitment of additional shareholders into the Existing Practice. Manager and Existing Practice agree that 60% of Manager's duties under this Agreement are encompassed in the activities set forth above, and that 60% of all Management Fees paid to Manager shall be attributed thereto.

 VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF EXISTING PRACTICE & PHYSICIANS.

     The obligations of Existing Practice and Physicians are subject to the satisfaction, on or prior to the Effective Date, of the following conditions unless waived in writing by the objecting party. Failure to object in writing on or before the Effective Date shall be deemed a waiver of the objection:

      7.1 REPRESENTATIONS/WARRANTIES. The representations and warranties of IOI or Manager contained in this Agreement shall be true in all material respects when made and on and as of the Effective Date as though such representations and warranties had been made on and as of such Effective Date, and each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by IOI or Manager on or before the Effective Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

      7.2 ACTION/PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any of the parties to this Agreement as a result of which Existing Practice or any Physician reasonably deems it inadvisable to proceed with the transactions hereunder.

      7.3 EXECUTION AND DELIVERY OF ADDITIONAL AGREEMENTS. Each of the additional agreements described in Article IV shall have been properly executed and delivered by IOI or Manager as of the Effective Date.

 VIII. REPRESENTATIONS AND WARRANTIES OF EXISTING PRACTICE.

     As of the Effective Date, Existing Practice hereby represents and warrants to IOI and Manager the following. Physicians hereby agree to become jointly and severally liable with Existing Practice for these representations and warranties. These representations and warranties are intended to induce IOI and Manager to enter into and consummate this Agreement. They are deemed material and shall survive the Effective Date.

      8.1 CAPACITY. Existing Practice is duly qualified, and licensed under all applicable laws, regulations, ordinances, and orders of governmental authorities to own the properties and conduct its business in the place and in the manner now conducted.

      8.2 CONSENTS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS, ETC. The execution, delivery, and performance of this Agreement by Existing Practice and the consummation of the transactions contemplated herein by Existing Practice;

          A. do not require any approval, consent of, or filing with any person or entity not a party hereto;

          B. will neither conflict with nor result in any breach or contravention of, nor permit the acceleration of the maturity of, or the creation of any lien under, any indenture, mortgage, agreement, lease, contract, instrument, or understanding to which Existing Practice is a party or by which Existing Practice is bound, except as expressly provided herein to the contrary;

          C. will not violate any judgment, decree, order, writ, or injunction of any court or governmental authority to which Existing Practice may be subject; and

          D. are and will constitute the valid and legally binding obligation of Existing Practice enforceable in accordance with the terms of this Agreement, except as enforceability may be restricted, limited, or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

      8.3 FINANCIAL STATEMENTS. Existing Practice has delivered to IOI the financial information regarding the Existing Practice set forth in Schedule 8.3 attached hereto. Such tax returns, audited annual financial statements, unaudited interim financial statements, and other financial information are referred to herein collectively as the "Financial Statements," and such Financial Statements have been prepared in accordance with cash basis federal income tax requirements with respect to the tax returns, and have been prepared in accordance with generally accepted accounting principles, consistently applied, with respect to the audited annual and unaudited interim financial statements, throughout the periods indicated. Since June 30, 1997 (the "Balance Sheet Date"), there have occurred no material changes in the financial condition or business of Existing Practice in the ordinary course of business, except as otherwise disclosed in Schedule 8.3. For purposes of this Schedule 8.3, material shall be any amount in excess of Seven Thousand Five Hundred Dollars ($7,500.00) and not in the ordinary course of business.

      8.4 NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 8.4, Existing Practice is not subject to any material liability or obligation of any nature whatsoever, whether absolute, contingent or otherwise or whether due or to become due, which is not shown or reflected on Existing Practice's Financial Statements. For purposes of this Section 8.4, material shall be any amount in excess of Seven Thousand Five Hundred Dollars ($7,500.00).

      8.5 REGULATORY COMPLIANCE. To the best of its knowledge, Existing Practice is in compliance with all applicable rules, regulations, and requirements of all federal, state, and local commissions, boards, bureaus, and agencies having jurisdiction over the Existing Practice and its assets and business including, without limitation, the United States Department of Health and Human Services. Existing Practice has timely filed all reports, data, and other information required to be filed with such commissions, boards, bureaus, and agencies.

      8.6 CONTRACTS.

           8.6-1 GENERAL. Existing Practice has delivered to IOI an accurate list and substantially complete description (Schedule 8.6) of all of the commitments, contracts, leases and agreements which are outstanding and Existing Practice's obligations thereunder (the "Contracts"). Existing Practice and each Physician warrants and represents that:

          A. To the best knowledge of Existing Practice the Contracts constitute valid and legally binding obligations of the Existing Practice and are enforceable in accordance with their terms;

          B. Each Contract constitutes the entire agreement by and between the respective parties thereto and has not been amended except as indicated in
     Schedule 8.6;

          C. In all material respects, (i) all obligations required to be performed prior to Effective Date under the terms of the Contracts have been performed, (ii) no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time, or both would constitute a default under the Contracts, and (iii) each of the Contracts is now and will be after the Effective Date in full force and effect without default on the part of the parties thereto; and

          D. To the best knowledge of Existing Practice and each Physician, the Contracts constitute valid and legally binding obligation of the parties thereto and are enforceable against such parties in accordance with their terms.

      8.7 EQUIPMENT. Existing Practice has delivered to IOI an accurate list and a substantially complete description (Schedule 8.7) of all the equipment associated with, or constituting any part of, the Existing Practice. To the best knowledge of Existing Practice and each Physician the equipment of Existing Practice is adequate in all material respects to fully equip and operate the Existing Practice's level of operation as of the Balance Sheet Date as well as the Effective Date. To the best knowledge of Existing Practice and each Physician substantially all of such equipment is in good operating condition and fit for the purpose for which it is intended. Since the Balance Sheet Date, Existing Practice has not sold or otherwise disposed of any equipment associated with, or constituting any part of, the Existing Practice, nor shall it do so at any time during the term of the Agreement without the consent of the Joint Policy Board.

      8.8 INVENTORY AND SUPPLIES. Existing Practice has delivered to IOI an accurate list of all of the inventory and supplies constituting any part of the Existing Practice the value of which is calculated at actual cost, to include any discounts received or due, and a substantially complete description of all such inventory and supplies is listed on Schedule 8.8. Substantially all of such inventory and supplies are of a quality and quantity usable and salable in the ordinary course of an orthopedic medical practice.

      8.9 INSURANCE. IOI has been delivered an accurate schedule (Schedule 8.9 hereto) disclosing the insurance policies covering the ownership and operations of the Existing Practice and the Physicians, which schedule reflects such policies' numbers, terms, identity of insurers, amounts, and coverage. All of such policies are in full force and effect on a claims made basis with no premium arrearages. True and correct copies of all such policies and any endorsements thereto have been or will be delivered to IOI prior to the Effective Date. Existing Practice and each Physician has given in a timely manner to their insurers all notices required to be given under its insurance policies with respect to all of the claims and actions covered by insurance and disclosed on Schedule 8.9, and no insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any of such claims.

      8.10 EMPLOYEE RELATIONS. To the best knowledge of Existing Practice, Existing Practice is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and Existing Practice has not engaged in any unfair labor practices. Schedule 8.10 sets forth a list of the current names, titles and cash compensation, including, without limitation, wages, salaries, bonuses and other cash compensation of all Existing Practice employees. Except as set forth in Schedule 8.10, all present and former Existing Practice employees have been paid in full all wages, salaries, commissions, bonuses, severance and termination pay, and other direct compensation for all services performed by them that was accrued by them up to the Effective

Date, payable in accordance with the obligations of Existing Practice under any employment practices and policies, or any collective bargaining agreement or other employment agreement to which Existing Practice is a party, as the case may be, or by which Existing Practice may be bound. All of the employees listed on Schedule 8.10 attached hereto who work in the United States are lawfully authorized to work in the United States according to federal immigration laws. Except as set forth on Schedule 8.10, no present or former Existing Practice employee or party representing said employees or former employees, has claims, charges, investigations, complaints, proceedings, suits, demands or actions which are pending or have been asserted or threatened in writing against Existing Practice or any "Related Person" (defined below) for, including without limitation: (i) overtime pay, other than overtime pay for the current period;
(ii) wages, salaries, or profit-sharing (excluding wages, salaries or profit-sharing for the current payroll period); (iii) vacations, sick leave, time off, or pay in lieu of vacation or time off; (iv) any violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work; (v) discrimination against employees on any basis; (vi) unlawful or wrongful employment or termination practices; (vii) breach of contract or other claim arising under a collective bargaining or individual employment agreement or any other employment covenant whether express or implied; (viii) any violation of occupational safety and health standards; or (ix) any violation of immigration, workers' compensation, disability, unemployment compensation, whistle blower laws or other employment or labor relations laws. A "Related Person" shall mean any entity that controls, is controlled by, or under common control with Existing Practice or any partner or manager of Existing Practice.

      8.11 TAX LIABILITIES. All tax and information returns, including, without limitation, income tax returns, employee payroll tax returns, employee unemployment tax returns and franchise tax returns, for periods prior to and including Effective Date which are required to be filed by Existing Practice (collectively "Returns") have been filed or will be filed within the time and in the manner provided by law (including any valid extensions thereof), and all Returns are true and correct and accurately reflect the tax liabilities of Existing Practice, as the case may be. There are no tax liens on any of part of the Existing Practice.

      8.12 EMPLOYEE BENEFIT PLANS. Except as set forth in Schedule 8.12 hereto, Existing Practice does not have and has never had any pension, profit sharing, deferred compensation, or other employee pension or health or welfare benefit plan or arrangement relating to the operation of the Existing Practice and the NonMedical Assets. To the best knowledge of Existing Practice, all employee pension benefit plans and employee health or welfare benefit plans (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), collectively "Benefit Plans") have been administered in accordance with ERISA and the applicable provisions of the Code. There are no "accumulated funding deficiencies" within the meaning of ERISA or the Code or any federal excise tax or liability on account of any deficient fundings in respect of the Benefit Plans. Existing Practice has not committed any reportable event(s) (within the meaning of ERISA) or prohibited transaction(s) (within the meaning of the Code) in respect of the Benefit Plans. There are no threatened or pending claims by or on behalf of the Benefit Plans or by any Existing Practice employee alleging a breach or breaches of fiduciary duties or violations of other applicable state or Federal law which could result in liability on the part of Existing Practice or the Benefit Plans under ERISA or any other law, nor to the best knowledge of Existing Practice is there any basis for such a claim. The Benefit Plans do not discriminate in operating in favor of employees who are officers or highly compensated. All returns, reports, disclosure statements, and premium payments required to be made under ERISA and the Code with respect to the Benefit Plans have been timely filed or delivered. The Benefit Plans have not been audited or investigated by either the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation within the last five (5) years, and there are no outstanding issues with respect to the Benefit Plans pending before said governmental agencies.

      8.13 LITIGATION OR PROCEEDINGS. Other than as listed on Schedule 8.13, the Existing Practice has not received notice of any claims, actions, suits, proceedings or investigations pending against the Existing Practice or any Physician, and to the best of their knowledge, no incidents have occurred upon which one could be based or threatened against, or affecting Existing Practice or any Physician, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality wherever located.

      8.14 ACCRUED LEAVE. Except as set forth in Schedule 8.14, Existing Practice does not have any liability to any of Existing Practice's employees for accrued vacation or sick leave.

      8.15 HAZARDOUS MATERIALS. To Existing Practice's actual knowledge no Hazardous Materials (as hereinafter defined) have been incorporated, used, generated, manufactured, stored, or disposed of in, on, under, or about the premises where the Existing Practice are located (the "Premises") or transferred to or from the Premises, except for Hazardous Substance brought, kept or used in the operation of the Premises in commercial quantities and qualities similar to those quantities and qualities usually kept in or about similar buildings by others in the same business and which are used and kept in compliance with applicable public health, safety and environmental laws, and there are no claims, litigation, administrative or other proceedings, whether actual or, to Existing Practice's actual knowledge, threatened, or judgments or orders, relating to the use, generation, manufacture, storage or disposal of any Hazardous Materials on, under or about the Premises. As used in this Agreement, the term "Hazardous Materials" shall mean any flammables, explosives, radioactive materials, hazardous waste, toxic substances or related materials, including, without limitation, asbestos, PCBs and substances defined as "hazardous substances," "hazardous materials" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801, et seq.; and the Resources Conservation and Recovery Act, 42 U.S.C. Sec. 6901, et seq.

      8.16 INVESTMENT REPRESENTATIONS.

          A. Existing Practice is acquiring shares ("Shares") of IOI Common Stock to be issued to it as transaction consideration, in accordance with this Agreement, for its own account for investment and not with a view toward, or for sale in connection with, any distribution thereof (other than to its own Shareholders), and has no present or contemplated agreement, undertaking, arrangement, indebtedness or commitment providing for the disposition thereof, except in accordance with a distribution thereof registered under the Securities Act of 1933, as amended (the "Securities Act").

          B. Existing Practice understands that because the shares of Common Stock to be issued have not been registered under the Securities Act, it cannot dispose of any or all of such shares unless such shares are subsequently registered under the Securities Act or exemptions from such registration are available. Existing Practice further understands that IOI may, as a condition to the transfer of any of such shares, require that the request for transfer be accompanied by an opinion of counsel, in form and substance satisfactory to Integrated Orthopaedics, Inc., to the effect that the proposed transfer does not result in a violation of the Securities Act, unless such transfer is covered by an effective registration statement under the Securities Act. Existing Practice acknowledges and understands that the certificates for the shares of Common Stock will bear a legend substantially to such effect. Existing Practice acknowledges and understands that it has no independent right to require Integrated Orthopaedics, Inc. to register the Shares.

          C. Existing Practice either alone or together with its purchaser representative is knowledgeable and experienced in business and financial matters and capable of evaluating the merits and risks of the investment in such Shares, is able to bear the economic risk of loss of its investment in Integrated Orthopaedics, Inc., has been granted the opportunity to make a thorough investigation of the affairs of Integrated Orthopaedics, Inc., and has availed itself of such opportunity either directly or through its authorized representatives.

          D. Existing Practice has been advised that such shares have not been and are not being registered under the Securities Act or under the "blue sky" laws of any jurisdiction and that Integrated Orthopaedics, Inc. in issuing such shares is relying upon, among other things, the representations and warranties of Existing Practice contained in this
     Section 5.8 in concluding that each such issuance is a "private offering" and does not require compliance with the registration provisions of the Securities Act.

          E.  Existing Practice is a professional corporation.

          F. Existing Practice has had an opportunity to ask questions of and receive answers from Integrated Orthopaedics, Inc. or a person or persons acting on its behalf, concerning the stock (consideration, etc.) investment, and all such questions have been answered to the Existing Practice's full satisfaction. Existing Practice has had an opportunity to obtain all additional information necessary to verify the accuracy of the foregoing. Existing Practice has received no representations or warranties, other than any contained in this Agreement or in the IOI Confidential Private Placement Memorandum dated September 4, 1997 ("Memorandum") from Integrated Orthopaedics, Inc. or any of its affiliates, employees or agents, and, in making Existing Practice's investment decision, Existing Practice is relying solely on the information contained in the Memorandum and investigations made by Existing Practice.

      8.1 FULL DISCLOSURE. This Agreement and Schedules hereto and all other documents and information furnished to IOI and its representatives in connection with IOI's due diligence investigation pursuant hereto do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading in any material respect. Copies of all executed Contracts, licenses, and Financial Statements and other material information furnished pursuant to this Agreement to IOI and Manager are complete, true, and correct in all material respects.

 IX. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.

     As of the Effective Date, each Shareholder hereby severally represents and warrants to IOI and Manager the following. Existing Practice hereby agrees to become liable with each Shareholder for these representations and warranties. These representations and warranties are intended to induce IOI and Manager to enter into and consummate this Agreement. They are deemed material and shall survive the Effective Date.

      9.1 CAPACITY. Shareholder has the requisite power and authority to enter into this Agreement, to perform Shareholder's obligations hereunder, and to conduct Shareholder's services as are now being conducted. Shareholder is qualified and licensed under all applicable laws, regulations, ordinances, and orders of governmental authorities having jurisdiction over Shareholder.

      9.2 CONSENTS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS, ETC. The execution, delivery, and performance of this Agreement by Shareholder and the consummation of the transactions contemplated herein by Shareholder:

          A. do not require any approval, consent of, or filing with any person, entity or governmental agency not a party hereto;

          B. will neither conflict with nor result in any breach or contravention of, nor permit the acceleration of the maturity of, or the creation of any lien under, any indenture, mortgage, agreement, lease, contract, instrument, or understanding to which Shareholder is a party or by which Shareholder or the Existing Practice is bound;

          C. will not violate any judgment, decree, order, writ, or injunction of any court or governmental authority to which Shareholder, or the Existing Practice may be subject; and

          D. are and will constitute the valid and legally binding obligation of Shareholder, enforceable in accordance with the terms of this Agreement, except as enforceability may be restricted, limited, or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

      9.3 REGULATORY COMPLIANCE. To the best knowledge of Shareholder, Shareholder is in material compliance with all applicable rules, regulations, and requirements of all federal, state, and local commissions, boards, bureaus, and agencies having jurisdiction over the Shareholder and Shareholder's assets and business including, without limitation, the United States Department of Health and Human Services, and Shareholder has timely filed all reports, data, and other information required to be filed with such commissions, boards, bureaus, and agencies.

      9.4 LITIGATION OR PROCEEDINGS. Other than as listed on Schedule 9.4, the Shareholder has not received notice of any claims, actions, suits, proceedings or investigations pending against Shareholder and to the best of Shareholder's knowledge, no incidents have occurred upon which one could be based or threatened against, or affecting Shareholder, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality wherever located.

      9.5 PERMITS. To the best of Shareholder's knowledge, Shareholder has all permits, licenses, orders and approvals necessary to perform the services performed by Shareholder in connection with the conduct of the Existing Practice. All such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is pending or threatened. To the best of such Shareholder's knowledge, none of such permits, licenses, orders or approvals, and no application for any such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this Agreement. Shareholder is certified to participate in the Medicare program. Shareholder has never been disciplined, sanctioned or excluded from the Medicare program and has not been subject to any plan of correction imposed by any professional review body.

      9.6 STAFF PRIVILEGES. Schedule 9.6 lists all hospitals at which Shareholder has clinical privileges. Such privileges have not been revoked, surrendered, suspended or terminated, and to the best of such Shareholder's knowledge, there are no, and have not been any, facts, conditions or incidents that may result in any such revocation, surrender, suspension or termination.

      9.7 INTENTIONS. Except as set forth on Schedule 9.7, Shareholder intends to continue practicing medicine on a full-time basis throughout Shareholder's entire professional career, and in any event for the next five (5) years with the Existing Practice and does not know of any fact or condition that materially adversely affects, or in the future may materially adversely affect, Shareholder's ability or intention to practice medicine on a full-time basis for at least the next five years with Existing Practice.

      9.8 INVESTMENT REPRESENTATIONS.

          A. Shareholder is acquiring shares ("Shares") of IOI Common Stock through Existing Practice to be issued as transaction consideration, in accordance with this Agreement, for Shareholders' own account for investment and not with a view toward, or for sale in connection with, any distribution thereof, and has no present or contemplated agreement, undertaking, arrangement, indebtedness or commitment providing for the disposition thereof, except in accordance with a distribution thereof registered under the Securities Act of 1933, as amended (the "Securities Act").

          B. Shareholder understands that because the shares of Common Stock to be issued have not been registered under the Securities Act, it cannot dispose of any or all of such shares unless such shares are subsequently registered under the Securities Act or exemptions from such registration are available. Shareholder further understands that IOI may, as a condition to the transfer of any of such shares, require that the request for transfer be accompanied by an opinion of counsel, in form and substance satisfactory to Integrated Orthopaedics, Inc., to the effect that the proposed transfer does not result in a violation of the Securities Act, unless such transfer is covered by an effective registration statement under the Securities Act. Shareholder acknowledges and understands that the certificates for the shares of Common Stock will bear a legend substantially to such effect. Shareholder acknowledges and understands that it has no independent right to require Integrated Orthopaedics, Inc. to register the Shares.

          C. Shareholder either alone or together with its purchaser representative is knowledgeable and experienced in business and financial matters and capable of evaluating the merits and risks of the investment in such Shares, is able to bear the economic risk of loss of its investment in Integrated Orthopaedics, Inc., has been granted the opportunity to make a thorough investigation of the affairs of Integrated Orthopaedics, Inc., and has availed itself of such opportunity either directly or through its authorized representatives.

          D. Shareholder has been advised that such shares have not been and are not being registered under the Securities Act or under the "blue sky" laws of any jurisdiction and that Integrated Orthopaedics, Inc. in issuing such shares is relying upon, among other things, the representations and warranties of Shareholder contained in this Section 5.8 in concluding that each such issuance is a "private offering" and does not require compliance with the registration provisions of the Securities Act.

          E.  Shareholder is an individual.

          F. Shareholder has had an opportunity to ask questions of and receive answers from Integrated Orthopaedics, Inc. or a person or persons acting on its behalf, concerning the stock (consideration, etc.) investment, and all such questions have been answered to the Shareholder's full satisfaction. Shareholder has had an opportunity to obtain all additional information necessary to verify the accuracy of the foregoing. Shareholder has received no representations or warranties (other than any contained in this Agreement or the Memorandum) from Integrated Orthopaedics, Inc. or any of its affiliates, employees or agents, and, in making Shareholder's investment decision, Shareholder is relying solely on the information contained in the Memorandum and investigations made by Shareholder.

      9.9 FULL DISCLOSURE. This Agreement and Schedules hereto and all other documents and information furnished by Shareholder to IOI and their representatives in connection with IOI's due diligence investigation pursuant hereto do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading in any material respect. Copies of all executed contracts, licenses, and financial statements and other material information furnished pursuant to this Agreement by Shareholder to IOI are complete, true, and correct in all material respects.

 X.  ACTION OF EXISTING PRACTICE ON EFFECTIVE DATE.

     On the Effective Date, Existing Practice shall deliver to IOI and Manager the following in such form as IOI and Manager may reasonably request:

     10.1 Shareholder Employment Agreements as required under Section 4.3-1 herein, executed by Shareholders and Gerard Girasole, M.D. and Existing Practice;

     10.2 Copies of resolutions duly adopted by Existing Practice's Board of Directors and Shareholders ratifying the execution, delivery, and performance of this Agreement and authorizing the execution, delivery, and performance of the other documents described herein and that the person or persons executing the Effective Date documents on behalf of Existing Practice have full right, power, and authority to do so; and

     10.3 Such other instruments and documents, as are reasonably necessary to effect the transactions contemplated herein.

 XI. COVENANTS AND RESPONSIBILITIES OF EXISTING PRACTICE.

      11.1 ORGANIZATION AND OPERATION. Existing Practice, as a continuing condition of Manager's obligations under this Agreement, shall at all times during the Term be and remain legally organized and operated to provide Medical Services in a manner consistent with all State and federal laws. Existing Practice shall, within the Existing Practice Area, operate and maintain a full time Existing Practice specializing in the provision of Medical Services.

      11.2 EXISTING PRACTICE PERSONNEL.

           11.2-1 PHYSICIAN PERSONNEL. Existing Practice shall retain, but specifically not as an Existing Practice Expense, the number of Physicians, sufficient in the sole discretion of Existing Practice, that is necessary and appropriate for the provision of Medical Services, each of whom shall be bound by and subject to all applicable provisions of this Agreement; provided, however that Existing Practice shall maintain at least that number of Physicians engaged in the full time practice of medicine as such Physicians were so engaged immediately prior to the effective date of this Agreement (which number shall not include Dr. Warren Axelein). Should any Physician cease to be employed by and practice through Existing Practice at any time during the term of this Agreement, the parties agree that Existing Practice shall act in good faith and use its best efforts to replace such departed Physician as soon as possible but in no event longer than 6 months, unless Manager recognizes Existing Practice has maintained its collectible net revenue levels without such Physician and agrees that Existing Practice continues to comply with the requirements of this Section 11.2-1 without replacing the Physician. Each Physician shall hold and maintain a valid and unrestricted license to practice medicine in the State and shall be competent in the practice of their specialty of medicine and to provide Medical Services. Existing Practice shall enter into and maintain with each Shareholder a written employment agreement in the form of Exhibit 11.2-1(A). Existing Practice shall also maintain and enforce employment agreements in the form of Exhibit 11.2-1(B) with any nonshareholder Physician employees of Existing Practice. Existing Practice shall not amend the employment agreements in any manner which would cause such agreements to be in breach of the terms of this Agreement. Recognizing that Manager would not have entered into this Agreement but for Existing Practice's covenant to maintain employment agreements with its original shareholders, Existing Practice agrees that any damages, compensation, payment, or settlement received by Existing Practice as liquidated damages from a Physician who terminates the employment agreement without cause or whose employment agreement is terminated by Existing Practice for cause shall be treated as Ancillary Services Income under this Agreement, and shall be set aside to be utilized solely for recruitment and retention efforts of Existing Practice, as determined by the Joint Policy Board. Throughout the term of this Agreement, Existing Practice shall also maintain and enforce a written Buy-Sell Agreement in the form of Exhibit 11.2-1(C) with the shareholders of Existing Practice, and shall cause all new shareholders of Existing Practice to execute such agreement prior to becoming shareholders. Existing Practice shall not amend the Buy-Sell Agreement or waive any rights thereunder without the prior written consent of Manager.

          Existing Practice shall be responsible for paying from Physician Compensation the compensation for all Physicians and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law. Manager shall, on behalf of Existing Practice, establish and administer the compensation with respect to such individuals in accordance with the applicable employment agreement. Manager shall neither control nor direct any Physician in the provision of Medical Services to patients; however, supervision and direction of such personnel's daily performance of all other responsibilities shall be Manager's as set forth in Section 6.7 of this Agreement.

           11.2-2 PHYSICIAN EXTENDER HEALTH-CARE PERSONNEL. All physician extender health care personnel, including physician assistants and advanced nurse practitioners who provide patient care services on behalf of Existing Practice shall be employed or retained by Existing Practice and paid from Physician Compensation by Existing Practice. Existing Practice shall also be responsible for any withholding, as required by law, and any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law.

           11.2-3 NONPHYSICIAN HEALTH-CARE PERSONNEL. All nonphysician health-care personnel, other than physician extender personnel, who provide patient-care services on behalf of Existing Practice shall be employed by or retained by Existing Practice as an Existing Practice Expense and shall be under Existing Practice's control, supervision, and direction in the performance of or in connection with provision of Medical Services for patients.

           11.2-4 NONPHYSICIAN ADMINISTRATIVE PERSONNEL. If requested by Existing Practice, nonphysician administrative personnel may be employed or retained by Manager as an Existing Practice Expense to be under the control, supervision and direction of Manager, subject to the Joint Policy Board's ability to make decisions regarding employment, termination and corrective actions.

      11.3 PROFESSIONAL STANDARDS. As a continuing condition of Existing Practice's obligations under this Agreement, each Physician must (i) have and maintain a valid and unrestricted license to practice medicine in the State,
(ii) comply with, be controlled and governed by, and otherwise provide Medical Services in accordance with applicable federal, State, and municipal laws, rules, regulations, ordinances, and orders, and the ethics and standards of care of the medical community wherein the Physician practices, and (iii) obtain and retain appropriate medical staff membership with appropriate clinical privileges at any hospital or health-care facility at which Medical Services are to be provided and/or which managed care contracts require.

      11.4 MEDICAL SERVICES. Existing Practice shall ensure that Physicians and NonPhysician health-care personnel are available as necessary to provide Medical Services to patients. Existing Practice and the Physicians shall be responsible for scheduling Physician and NonPhysician health-care personnel coverage of all medical procedures. Existing Practice shall cause all Physicians to exert their best efforts to develop and promote Existing Practice in a manner designed to ensure that Existing Practice is able to serve the diverse needs of the community.

      11.5 PEER REVIEW/QUALITY ASSURANCE. Existing Practice shall adopt a peer-review/quality-assurance program to monitor and evaluate the quality and cost effectiveness of Medical Services provided by Physicians. Upon the request of Existing Practice, Manager shall provide administrative assistance to Existing Practice in performing its peer-review/quality-assurance activities.

      11.6 EXISTING PRACTICE'S INSURANCE. Existing Practice shall, as an Existing Practice Expense, obtain and maintain with commercial carriers acceptable to Manager and Existing Practice appropriate worker's compensation coverage for employees of Manager at the Office and Existing Practice's employed personnel, if any, and professional and comprehensive general liability insurance covering Existing Practice, Physicians and employees of Manager (if any) at the Office. The comprehensive general liability coverage shall be in the minimum amount of One Million Dollars ($1,000,000); and professional liability coverage shall be in the minimum amount of One Million Dollars ($1,000,000) for each occurrence, Three Million Dollars ($3,000,000) annual physician aggregate and Ten Million Dollars ($10,000,000) annual policy aggregate. The insurance policy or policies shall provide for at least thirty
(30) days advance written notice to Existing Practice from the insurer as to any alteration of coverage, cancellation, or proposed cancellation for any cause. Existing Practice shall cause to be issued by the insurer or insurers a certificate reflecting such coverage and shall obtain the consent of the insurer or insurers to provide prior written notice to the Manager equal to notice given to Physician or Existing Practice, as applicable, of the cancellation or proposed cancellation of insurance for any cause. The parties recognize that the insurance coverage in effect for Existing Practice immediately prior to the Effective Date includes "tail" professional liability insurance at no additional cost as long as Existing Practice maintains such coverage. If, upon the termination of this Agreement for any reason, such existing coverage has been replaced by Manager, then Manager may obtain for Existing Practice and maintain "tail" professional liability coverage, in such amount and upon such conditions as determined by the Manager, for the reporting period or extended reporting period that is standard in the industry or otherwise required by law. Recognizing that the insurance coverage maintained by Existing Practice as of the Effective Date of this Agreement includes such requisite tail coverage, Manager agrees that if Manager mandates a change in insurance carriers to obtain different tail coverage, Manager shall be responsible for paying all premiums for "tail" insurance coverage.

      11.7 INDEMNIFICATION BY EXISTING PRACTICE. Existing Practice and each Physician, jointly and severally, shall indemnify and hold IOI and Manager harmless from and against any and all liability, loss, damage, claims, causes of action, deficiency and expenses (including, without limitation, reasonable attorneys' fees and associated costs) associated with or directly or indirectly resulting from any act or omission of Existing Practice, its employees, agents, or independent contractors during the Term, but not including any acts or omissions of Existing Practice caused by or resulting from any statutory or regulatory changes over which Existing Practice can exercise no control, any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Existing Practice or Physicians under this Agreement or under any certificate or other instrument furnished or to be furnished by Existing Practice or Physicians hereunder, and from the ownership, management, operations, and interests of Existing Practice prior to, during, and after the Effective Date hereof and prior to, during, and after Effective Date, and from any act or omission of Existing Practice or its partners, agents, employees, and independent contractors in respect of periods both prior to, during, and after the Effective Date hereof and prior to, during, and after Effective Date, and professional malpractice liability of any Physicians or Existing Practice arising from or related to any incident occurring prior to, during, and after the Effective Date hereof and prior to, during, and after Effective Date and from the Excluded Liabilities. To be entitled to such indemnification, IOI must give Existing Practice and each Physician written notice of the assertion by a third party, to which IOI has knowledge, of any claim with respect to which IOI might bring a claim for indemnification hereunder, and in all events must have supplied such notice to Existing Practice and each Physician within the applicable period for defense of such claim by Existing Practice and each Physician. Existing Practice shall, as an Existing Practice Expense, have the right to defend and litigate any such third-party claim.

      11.8 CONFIDENTIAL AND PROPRIETARY INFORMATION. Existing Practice acknowledges the confidentiality of its relationship with Manager and of any Confidential Information of which it may learn or obtain during the Term of this Agreement. Existing Practice shall not, either during the Term of this Agreement or at any time after the expiration or sooner termination of this Agreement, directly or indirectly, disclose to any person or entity other than employees, agents or independent contractors engaged by Existing Practice, any Confidential Information obtained or learned by Existing Practice. Existing Practice also agrees (i) to place any person, including each Physician, to whom Confidential Information is disclosed for the purpose of performance, under legal obligation to treat Confidential Information as strictly confidential, and
(ii) agrees to be responsible for any breaches of this Section 4.8.

      11.9 NONCOMPETITION. Existing Practice recognizes that IOI's and Manager's decision to enter into this Agreement is induced primarily because of the covenants and assurances made by Existing Practice in this Agreement; that Existing Practice's covenant not to compete is necessary to ensure the continuation of the business and the reputation of IOI and Manager; and that irrevocable harm and damage will be done to IOI and Manager if Existing Practice competes with IOI and Manager within certain specified areas. Existing Practice recognizes and acknowledges that Manager will incur substantial costs in providing the equipment, support services, personnel, marketing, management, administration, and other items and services that are the subject matter of this Agreement, and that in the process of providing services under this Agreement, Existing Practice will be privy to financial and confidential information to which Existing Practice would not otherwise be exposed. The parties also recognize that the services to be provided by Manager will be feasible only if Existing Practice operates an active practice to which the Physicians associated with Existing Practice devote their full time and attention, and that Manager would not have entered into this Agreement without the following covenants.

          11.9-1    Existing Practice agrees that during the term of this
     Agreement, and for one year thereafter, it shall not establish, operate, or provide Medical Services at a medical office, clinic, or other health-care facility anywhere within the Existing Practice Area.

          11.9-2    Except as specifically agreed to by Manager in writing,
     Existing Practice covenants and agrees that during the Term and for one (1) year thereafter, Existing Practice shall not directly or indirectly in any capacity own, manage, operate, control, or be otherwise associated with, participate in the management or control of, be employed by, consult with, lend funds to, lend its name to, receive any remuneration from, or maintain or continue any interest whatsoever in any enterprise (i) having to do with the provision, distribution, marketing, promotion, or advertising of any type of management or administrative services or products in competition with IOI or Manager in the Existing Practice Area; and/or (ii) offering any type of service(s) or product(s) similar to those offered by IOI or Manager in the Existing Practice Area.

          11.9-3    Existing Practice shall obtain and enforce formal agreements from all of its Physicians (with the exception of Dr. Warren Axelein) pursuant to which they agree not to own, establish, operate, manage, or provide Medical Services or other services competitive with those of Existing Practice, the Physicians, or Manager within the Existing Practice Area during the term of their employment with Existing Practice and for one
     (1) year thereafter.

          11.9-4    Existing Practice understands and acknowledges that the
     provisions in Section 11.8 and Section 11.9 are designed to preserve the goodwill of Manager and of the individual Physicians. Accordingly, if Existing Practice breaches any obligation of Section 11.8 or Section 11.9, in addition to any other remedies available under this Agreement, at law or in equity, Manager shall be entitled to enforce this Agreement by injunctive relief and by specific performance of the Agreement, such relief to be without the necessity of posting a bond, cash or otherwise. Additionally, nothing in this paragraph shall limit Manager's right to recover any other damages to which it is entitled as result of Existing Practice's breach. If any provision of the restrictive covenants is held by a court of competent jurisdiction to be unenforceable due to an excessive time period, geographic area, or restricted activity, the restrictive covenant shall be reformed to comply with the time period, geographic area, or restricted activity that would be held enforceable.

 XII. RESPONSIBILITIES OF THE JOINT POLICY BOARD

      12.1 FORMATION AND OPERATION OF THE JOINT POLICY BOARD. The parties shall establish a Joint Policy Board which shall develop and implement management, administrative and operational polices for Existing Practice, all as allowed by law and in accordance with applicable industry standards or guidelines. The Joint Policy Board shall consist of representatives of both Existing Practice and Manager. Manager and Existing Practice shall each designate, in their sole discretion, two (2) individuals as their representative members of the Joint Policy Board. The Joint Policy Board members selected by Existing Practice shall be shareholders of Existing Practice. If the option is exercised pursuant to that certain Option to Designate New Shareholder of even date herewith, selection by Existing Practice of its Joint Policy Board representatives shall require the majority vote of the shareholders of Existing Practice other than the new shareholder or shareholders designated pursuant to the aforementioned Option. Each party's representatives to the Joint Policy Board shall have the authority to make decisions on behalf of the respective party. Except as may otherwise be provided, the number of total votes the members shall be authorized to cast shall be equal as between Manager and Existing Practice and a majority vote of the members of the Joint Policy Board shall be the act of the Joint Policy Board.

     The Joint Policy Board meetings shall be held as mutually agreed, but at least quarterly, and meetings shall be open to others in accordance with the Joint Policy Board's policies and procedures.

      12.2 DUTIES AND RESPONSIBILITIES OF THE JOINT POLICY BOARD. The Joint Policy Board shall have duties, obligations and authority for administrative, management and operational issues related to Existing Practice as are specifically delineated in the Joint Policy Board's policies and procedures adopted by the Joint Policy Board as of the effective date of this Agreement (and as may be amended from time to time by the Joint Policy Board), including but not limited to review and approval of: capital improvements and expansion issues; Existing Practice marketing and advertising decisions; collection policies; and related dispute resolutions; ancillary services; provider/payor relationships; strategic planning; capital expenditures; Existing Practice hiring; and grievances.

      12.3 MEDICAL DECISIONS. Notwithstanding the above-referenced scope of Joint Policy Board review, all medical decisions shall be made solely by Physicians. Further, although NonPhysician members of the Joint Policy Board may participate only in the discussion process, the Physician members of the Joint Policy Board shall review and resolve issues relating to: Medical Services to be provided; physician recruitment to Existing Practice; acquisition of or merger with any Existing Practices in the Existing Practice Area, fee schedules, and any other function or decision that the parties agree is medically related.

 XIII. FINANCIAL ARRANGEMENT.

      13.1 MANAGEMENT FEE. Existing Practice and Manager mutually recognize and acknowledge that Manager will incur substantial costs and business risks in arranging for Existing Practice's use of the Office and in providing the management expertise, strategic planning, marketing, capital access, resource retention, equipment, contract analysis and support, purchasing and other management and administrative oversight services that are the subject matter of this Agreement. Existing Practice and Manager further recognize that certain of such costs and expenses can vary to a considerable degree according to the extent of Existing Practice's business and services. It is the intent of the parties that the fees paid to Manager be reasonable and approximate its costs and expenses plus a reasonable return considering the investment and risk taken by Manager and the value of the services provided by Manager. Each month, in the priority established by Section 6.11-4, the parties agree that Manager shall cause the following to be paid:

          (1) Existing Practice Expenses; and

          (2) Physician Compensation shall be forwarded to Existing Practice concurrent with the Management Fee being paid by Existing Practice to Manager pursuant to the criteria and formula set forth in
              Exhibit 13.1.

Any remaining balance shall be applied as directed by Existing Practice.

      13.2 EVALUATION OF REASONABLENESS. The Management Fee criteria shall be re-evaluated at least annually as part of the Budget process to ensure that the Management Fee continues to reflect the fair market value of Manager's services. Payment of the Management Fee is not intended to be and shall not be interpreted or applied as permitting Manager to share in Existing Practice's fees for Medical Services or any other services, but is acknowledged as the parties' negotiated agreement as to the reasonable fair market value of the equipment, contract analysis and support, other support services, purchasing, personnel, office space, management, administration, strategic management and other items and services furnished by Manager pursuant to this Agreement, as more specifically set forth in Article VI herein, considering the nature and extent of the services required and the risks assumed by the Manager.

      13.3 PAYMENT OF MANAGEMENT FEE. To facilitate the payment of the Existing Practice Expense and Management Fee, Existing Practice expressly authorizes Manager to withdraw the Management Fee and other amounts due to Manager as reimbursement of expense and other reimbursable expenses from the Existing Practice Account in accordance with the Budget, the Joint Policy Board approval process and/or the special power of attorney set forth in Section 6.11 herein, as applicable.

      13.4 PERFORMANCE ENHANCEMENT BENEFIT. To further assure the enhanced value to Existing Practice that is intended to be afforded by the services provided by Manager under this Agreement, Manager agrees to pay Existing Practice an amount equal to:

               (a) any increase to Adjusted Gross Profit between the Baseline Amount (as defined and agreed upon by the parties in the Budget) and the Adjusted Gross Profit for the seventh and eighth full calendar quarters post-Effective Date, annualized;

               (b) that number then multiplied by thirty percent (30%); and

               (c) that number then multiplied by five (5).

The resultant amount shall be tendered to Existing Practice in three (3) equal installments, beginning on January 2, 2000 and annually thereafter through and including January 2, 2002.

      13.5 ACCOUNTS RECEIVABLE. To assure that Existing Practice receives the entire amount of professional fees for its services and to assist Existing Practice in maintaining reasonable cash flow for the payment of Existing Practice Expense, Manager shall on an ongoing basis as such accounts receivable are generated, during the Term, purchase, with recourse to Existing Practice for the full amount of the purchase, the accounts receivable of Existing Practice not already purchased by transferring the consideration described below into the Existing Practice Account. The consideration for the purchase shall be an amount equal to the estimate of expected collections on an accrual basis, which calculation and amount shall be presented to Existing Practice on a monthly basis in accordance with Manager's obligations under Section 6.12 of this Agreement. Manager shall be entitled to offset Existing Practice Expenses and Management Fee due to Manager against the amount payable for the accounts receivable. If and to the extent Manager determines an account to be uncollectible, Manager shall return such account to Existing Practice and be credited with the amount of the unpaid balance. If and to the extent that the Manager shall collect funds for any account receivable in excess of the consideration paid by the Manager for such account receivable, the Manager shall pay such excess amount to the Existing Practice and such excess amount shall constitute additional Professional Income for purposes of this Agreement. Although it is the intention of the parties that Manager purchase and thereby become the owner of the accounts receivable of Existing Practice, in the event such purchase shall be ineffective for any reason, Existing Practice is concurrently herewith granting to Manager a security interest in the accounts receivable, and Existing Practice shall cooperate with Manager and execute all documents in connection with the pledge of such accounts receivable to Manager. All collections in respect to such accounts receivable purchased by Manager shall be received by Manager as the agent of Existing Practice and shall be endorsed to Manager and deposited in a bank account at a bank designated by Manager. To the extent Existing Practice comes into possession of any payments in respect of such accounts receivable, Existing Practice shall direct such payments to Manager for deposit in bank accounts designated by Manager.

 XIV. TERM AND TERMINATION.

      14.1 INITIAL AND RENEWAL TERM. The Term of this Agreement shall be for an initial period of forty (40) years after the effective date of this Agreement and shall be automatically renewed for successive five (5) year periods thereafter, provided that neither Manager nor Existing Practice shall have given notice of termination of this Agreement at least one hundred twenty (120) days but not more than one hundred fifty (150) days before the end of the initial forty-year term or any subsequent five-year renewal term, unless otherwise terminated in accordance with this Agreement.

      14.2 TERMINATION.

           14.2-1 TERMINATION BY MANAGER. Manager may terminate this Agreement upon the occurrence of any one of the following events:

               a. Immediately upon the revocation, suspension, cancellation, surrender, or restriction of any Existing Practice Physician's license to practice medicine in the State for greater than thirty (30) days and for professional competence or quality of care reasons if Manager reasonably believes that such revocation, suspension, cancellation, surrender or restriction will materially and adversely affect Existing Practice's financial viability. Manager shall not exercise such reasonable belief and shall not terminate this Agreement, however, if Manager recognizes that Existing Practice has maintained its collectible net revenue levels during such period without Physician;

               b. Immediately upon Existing Practice's loss or suspension of its Medicare or Medicaid provider number and/or Existing Practice's restriction from treating beneficiaries of the Medicare or Medicaid programs; or

               c. The dissolution of Existing Practice or the filing of a petition in voluntary bankruptcy, an assignment for the benefit of creditors, or any other action taken voluntarily or involuntarily under any state or federal statute for the protection of debtors.

               d. At the close of the thirty (30) day notice period if Existing Practice breaches any of its material obligations under this Agreement and fails to cure such breach within thirty (30) days of Existing Practice's receipt of written notice regarding same.

               e. At the close of a thirty (30) day notice period if Existing Practice fails to maintain a sufficient number of Physicians engaged in the full time practice of medicine through Existing Practice as specifically required pursuant to Section 11.2-1 of this Agreement (except if such lesser number occurs due to any Physician's death or disability), unless otherwise agreed upon by Manager and Existing Practice.

           14.2-2 TERMINATION BY EXISTING PRACTICE. Existing Practice may terminate this Agreement upon the occurrence of any one of the following events:

               a.  The dissolution of Manager;

               b. At the close of the thirty (30) day notice period if Manager breaches any of its material obligations under this Agreement and fails to cure such breach within thirty (30) days of Manager's receipt of written notice regarding same;

               c. At the close of the ten (10) day notice period if Manager, in any way, breaches its delivery obligation for the Transaction Consideration under Article II hereunder and such payment default or failure to deliver the Transaction Consideration hereunder continues for ten (10) days after notice has been given to Manager;

               d. Immediately after an arbitrator pursuant to Section 15.14 makes a final determination that Manager has materially failed to perform its obligations to Existing Practice hereunder;

           14.2-3 TERMINATION BY AGREEMENT. If Existing Practice and Manager shall mutually agree in writing, this Agreement may be terminated on the date specified in the written agreement.

           14.2-4 LEGISLATIVE, REGULATORY OR ADMINISTRATIVE CHANGE. If there shall be a change in the Medicare or Medicaid laws, regulations or general instructions, new case law interpretations, the adoption of new legislation, or a change in any third-party reimbursement system, any of which materially affects the manner in which either party performs or is compensated for its services under this Agreement, the parties shall immediately propose a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement. If such notice of new service arrangement or basis for compensation is given and if Manager and Existing Practice are unable within thirty (30) days thereafter to agree upon a new service arrangement or basis for compensation, either party may terminate this Agreement by thirty (30) days notice to the other on any future date specified in the notice. Upon such termination, no penalties or ongoing obligations under this Agreement shall accrue to either party except for any applicable obligations under subsection (i) of Section 14.3 herein.

      14.3 EFFECTS OF TERMINATION. Upon termination of this Agreement, as hereinabove provided, neither party shall have any further obligations under this Agreement except for (i) obligations accruing prior to the date of termination, including, without limitation, payment of all Existing Practice Expenses and the Management Fee relating to services provided in the month or portion of month prior to the termination of this Agreement and (ii) obligations, promises, or covenants set forth in this Agreement that are expressly made to extend beyond the Term, including, without limitation, indemnities and noncompetition provisions (which noncompetition provisions shall not apply if Existing Practice terminates this Agreement pursuant to Section 14.2-2 herein or if this Agreement is terminated pursuant to Section 14.2-4 herein). In effectuating the provisions of this Section, Existing Practice specifically acknowledges and agrees that Manager shall, in accordance with the power of attorney established in Section 6.9, continue to collect and receive on behalf of Existing Practice all cash collections from accounts receivable in existence at the time this Agreement expires or is terminated, amounts which shall be applied first to outstanding Existing Practice Expense and any other liabilities existing as of the date of expiration or termination, and then to any Management Fee owed to Manager for management services already rendered. Upon the termination of this Agreement under Section 14.2, and for a period of one (1) year from the date of such termination or expiration, Existing Practice will refrain from employing any individual that had been employed by Manager during the term of this Agreement. Upon the expiration or termination of this Agreement for any reason or cause whatsoever, Manager shall surrender to Existing Practice all books and records pertaining to Existing Practice's Existing Practice; provided, however, that Manager shall retain the right to audit cash accounts of Existing Practice and Existing Practice shall provide Manager with access to such books and records and provide copies thereof which are reasonably required to collect accounts receivable of Existing Practice as of the expiration or termination of this Agreement.

      14.4 REPURCHASE OBLIGATION. Upon termination of this Agreement by Manager cause or by Existing Practice without cause, Manager, in its sole discretion, may require Existing Practice to comply with the following repurchase requirements:

     (a) Purchase from Manager any real estate owned by Manager and used as an Office at the greater of (i) the appraised fair market value or (ii) the then book value thereof. In the event of any repurchase of real property, the appraised value shall be determined by Manager and Existing

Practice, each selecting a duly qualified appraiser, who in turn will agree on a third appraiser. This agreed-upon appraiser shall perform the appraisal which shall be binding on both parties. In the event either party fails to select an appraiser within fifteen (15) days of the selection of an appraiser by the other party, the appraiser selected by the other party shall make the selection of the third party appraiser;

     (b) Purchase at book value all improvements, additions, or leasehold improvements that have been made by Manager at any Office and that relate solely to the performance of Manager's obligations under this Agreement;

     (c) Repurchase from Manager any accounts receivable of Existing Practice that were purchased pursuant to Section 13.5 of this Agreement, consideration for which shall be as set forth therein;

     (d) Assume all debt, and all contracts, payables, and leases that are obligations of Manager or IOI and that relate principally to the performance of Manager's obligations under this Agreement or the properties leased or subleased hereunder by Manager;

     (e) Purchase from Manager or IOI any intangibles, deferred charges and covenants set forth on the books of Manager or IOI at the original cost of such intangibles multiplied by a fraction, the denominator of which is four hundred eighty (480) and the numerator of which is four hundred eighty (480) minus the number of months that have elapsed since the effective date of this Agreement; and

     (f) Purchase from Manager at book value all other amounts on the books of Manager relating to the Agreement and not otherwise provided for herein as adjusted through the last day of the month most recently ended prior to the date of such termination to reflect amortization or depreciation of such amounts over a period of forty (40) years.

Existing Practice shall pay cash to fulfill these repurchase obligations, with the purchase price to be reduced by the amount of debt and liabilities of Manager, if any, assumed by Existing Practice provided, however, that partial payment of the purchase price may be made by Existing Practice's assignment to Manager of any payment toward liquidated damages owed Existing Practice under Physician's separate employment agreement with Existing Practice. Such assignment(s) shall in no way obviate Existing Practice's payment of the total amount of the purchase price for such repurchase obligations. Existing Practice and any Physician associated with Existing Practice shall execute such documents as may be required to assume the liabilities set forth in this Section and to remove Manager from any liability with respect to such repurchase obligations and any property leased or subleased by Manager. The closing date for the repurchase shall be determined by mutual agreement of the parties but shall not occur later than sixty (60) days from the date of the notice of termination. From and after any termination, each party shall provide the other party with reasonable access of the books and records then owned by it to permit such requesting party to satisfy reporting and contractual obligations that may be required of it.

 XV. MISCELLANEOUS.

      15.1 ADMINISTRATIVE SERVICES ONLY. Nothing in this Agreement is intended or shall be construed to allow Manager to exercise control or direction over the manner or method by which Existing Practice and its Physicians perform Medical Services or other professional health-care services. The rendition of all Medical Services, including, but not limited to, orthopaedic medicine and ancillary services, shall be the sole responsibility of Existing Practice and its Physicians, and Manager shall not interfere in any manner or to any extent therewith. Nothing in this Agreement shall be construed to permit Manager to engage in the practice of medicine, it being the sole intention of the parties that the services to be rendered to Existing Practice by Manager are solely for the purpose of providing nonmedical management and administrative services to Existing Practice so that Existing Practice can devote its full time and energies to the professional conduct of its Existing Practice and to the provision of Medical Services to its patients and not to administration, marketing, or practice management.

      15.2 STATUS OF CONTRACTOR. It is expressly acknowledged that the parties are independent contractors, and nothing in this Agreement is intended and nothing shall be construed to create an employer-employee, partnership, joint-venture, or other type of relationship, or to allow either party to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement; provided always that the services to be provided under this Agreement shall be furnished in a manner consistent with the standards governing those services and the provisions of
this Agreement.   Each party understands and agrees that (i) the other will not be treated as an employee for federal tax purposes, (ii) neither will withhold on behalf of the other any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees, (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of the party incurring the liability, and (iv) each will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any.

      15.3 NOTICES. Any notice, demand, or communication required, permitted, or desired to be given under this Agreement shall be deemed effectively given when in writing and personally delivered, mailed by prepaid certified or registered mail, return receipt requested, or deposited with a nationally recognized overnight courier service for overnight delivery, addressed as follows:

     EXISTING PRACTICE:  Merritt Orthopaedics Associates, P.C.
                         3909 Main Street
                         Bridgeport, Connecticut  06606
                         Attn:  President

     PHYSICIAN:          Patrick J. Carolan, M.D.
                         3909 Main Street
                         Bridgeport, CT 06606
                         Facsimile Number: (203) 372-1585

     PHYSICIAN:          Mark E. Wilchinsky, M.D.
                         3909 Main Street
                         Bridgeport, CT 06606
                         Facsimile Number: (203) 372-1583

     IOI:                Integrated Orthopaedics, Inc.
                         Three Riverway, Suite 1430
                         Houston, Texas  77056
                         Attention: President
                         Facsimile Number: (713) 439-0826

     MANAGER:            Integrated Management Services of Connecticut, Inc.
                         c/o Integrated Orthopaedics, Inc.
                         Three Riverway, Suite 1430
                         Houston, Texas 77056
                         ATTN:  President

or to another address, or to the attention of another person or officer, that either party may designate by written notice.

      15.4 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware. Delaware law was chosen by the parties to govern interpretation of this Agreement because Manager is a Delaware corporation. The federal and state courts of Fairfield County, Connecticut shall be the courts of venue for any litigation, special proceeding, or other proceeding as between the parties that may be brought in connection with or by reason of, or arise out of, this Agreement.

      15.5 ASSIGNMENT. Except as may specifically provided in this Agreement to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors, and assigns; provided, however, that Existing Practice may not assign this Agreement without the prior written consent of IOI and the Manager, which consent IOI and the Manager may withhold in its sole discretion. The sale, transfer, pledge, or assignment of any of the common shares held by any shareholder of Existing Practice or the issuance by Existing Practice of common or other voting shares to any other person, or any combination of such transactions within a period of one (1) year, such that the existing shareholders in Existing Practice fail to maintain a super-majority equaling two-thirds (2/3) of the voting interests in Existing Practice, shall be deemed an attempted assignment by Existing Practice, and shall be null and void unless consented to in writing by Manager prior to any such transfer or issuance. Any breach of this provision, whether or not void or voidable, shall constitute a material breach of this Agreement, and in the event of such a breach, the Manager may terminate this Agreement upon twenty-four (24) hours notice to Existing Practice. IOI and Manager shall have the right (i) to assign their rights and obligations under this Agreement to any third party and (ii) collaterally to assign their interest in this Agreement and the right to collect Management Fees under this Agreement to any financial institution or other third party without the consent of Existing Practice or any Physician. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      15.6 SCHEDULES AND EXHIBITS. Each Schedule and Exhibit to this Agreement shall be incorporated herein and considered a part hereof as if set forth herein in full.

      15.7 NO BROKERAGE. All parties to this Agreement represent to each other that no broker has in any way been contacted in connection with the transactions contemplated hereby. Existing Practice and each Physician, jointly and severally, agree to indemnify IOI and Manager from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by Existing Practice or any Physician.
IOI and Manager, jointly and severally, agree to indemnify   Existing Practice
and each Physician from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by IOI.

      15.8 COST OF TRANSACTION AND TAXES. Except as otherwise set forth in this Agreement, each party to this Agreement will pay its own expenses and disbursements and its own agents, representatives, and accountants. Existing Practice and each Physician shall be jointly and severally liable for any sales, transfer, and other taxes, if any, imposed upon any party to this Agreement in connection with the transactions contemplated by this Agreement irrespective on whom the taxes are assessed.

      15.9 WAIVER OF BREACH. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision.

      15.10 ENFORCEMENT. If either party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover the costs and expenses of the action, including, without limitation, reasonable attorneys' fees, in addition to any other relief to which such party shall be entitled.

      15.11 GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and plural.

      15.12 ADDITIONAL ASSURANCES. Except as may be specifically provided in this Agreement to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute any additional instruments and take any additional acts that are reasonable and that the requesting party may deem necessary to effectuate this Agreement.

      15.13 CONSENTS, APPROVALS, AND EXERCISE OF DISCRETION. Whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that the consent or approval shall not be unreasonably withheld or delayed and that the discretion shall be reasonably exercised.

      15.14 DISPUTE RESOLUTION/ARBITRATION. Manager and Existing Practice shall use good faith negotiation to resolve any dispute that may arise under this Agreement. In the event Manager and Existing Practice cannot reach agreement on any issue, the issue shall be submitted by either party to binding arbitration according to the rules of arbitration of the National Health Lawyers Association. Arbitration shall take place in Atlanta, Georgia or some other geographically neutral location agreed upon by the parties, and the prevailing party shall be entitled to recover costs as set forth in Section 8.7 herein.

      15.15 FORCE MAJEURE. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party unless the delay or failure in performance is expressly addressed elsewhere in this Agreement.

      15.16 SEVERABILITY. The parties have negotiated and prepared the terms of this Agreement in good faith and with the intent that every term, covenant, and condition be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants, or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void, or voidable for any reason whatsoever by a court of competent jurisdiction, that provision shall be as narrowly construed as possible, and all the remaining terms, provisions, promises, covenants, and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to applicable law.

      15.17 DIVISIONS AND HEADINGS. The divisions of this Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith is solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement.

      15.18 ENTIRE AGREEMENT/AMENDMENT. This Agreement supersedes all previous contracts and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force or effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties are relying solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. The representations, warranties, and agreements of the parties set forth herein shall survive the Effective Date and remain of full force and effect, and shall survive the execution and delivery of all other agreements described, referenced, or contemplated herein, and shall not be merged therewith.

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

      15.19 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.


     IN WITNESS WHEREOF, Existing Practice and Manager have caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

EXISTING PRACTICE:                  MERRITT ORTHOPAEDIC ASSOCIATES, P.C.


                                    By:
                                       --------------------------------
                                    Name:
                                       --------------------------------
                                       President

IOI:                                INTEGRATED ORTHOPAEDICS, INC.


                                    By:
                                       --------------------------------
                                       Ronald E. Pierce
                                       President and Chief Operating Officer



PHYSICIAN:                          ---------------------------------
                                     Patrick J. Carolan, M.D.


PHYSICIAN:                          ---------------------------------
                                    Mark E. Wilchinsky, M.D.



MANAGER:                            IOI MANAGEMENT SERVICES OF CONNECTICUT, INC.


                                    By:
                                       --------------------------------
                                    Name:
                                       --------------------------------
                                    Title:
                                       --------------------------------

                                       40